UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL FINANCIAL REPORT PURSUANT TO REGULATION A

For the fiscal year ended December 31, 2024

RealtyMogul Income REIT, LLC

(Exact name of issuer as specified in its charter)

Commission File Number: 024-10840

Delaware	32-0487554
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

10573 W Pico Blvd., PMB #603
Los Angeles, CA	90064
(Full mailing address of	(Zip code)
principal executive offices)

(877) 781-7153

(Issuer’s telephone number, including area code)

Common Shares

(Title of each class of securities issued pursuant to Regulation A)

Part II.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K (this “Annual Report”) that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” “continue,” “could,” “might,” “potential,” “predict,” “should,” “will,” “would,” and similar expressions or statements regarding future periods or the negative of these terms are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

●	our ability to effectively deploy the proceeds raised in our offering of common shares pursuant to Regulation A promulgated under the Securities Act of 1933, as amended (“Securities Act”);
●	our ability to attract and retain members to the Realty Mogul Platform, the online investment platform through which prospective investors can invest in real estate programs sponsored by Realty Mogul, Co., including ours;
●	risks associated with breaches of our data security;
●	public health crises, pandemics and epidemics, such as those caused by new strains of viruses such as H5N1 (avian flu), severe acute respiratory syndrome (SARS) and, most recently, COVID-19 and variants thereof;
●	changes in economic conditions generally and the real estate and securities markets specifically;
●	expected rates of return provided to investors;
●	the ability of our Manager (as defined below) or its affiliates to source, originate and service our loans and other assets, and the quality and performance of these assets;
●	the ability of our Manager to hire and retain competent individuals who will provide services to us and appropriately staff our operations;
●	legislative or regulatory changes impacting our business or our assets (including changes to the laws and regulations governing the taxation of real estate investment trusts (“REITs”) and U.S. Securities and Exchange Commission (“SEC”) guidance related to Regulation A promulgated under the Securities Act or the Jumpstart Our Business Startups Act of 2012);
●	changes in business conditions and the market value of our assets, including changes in interest rates, prepayment risk, operator or borrower defaults or bankruptcy, and generally the increased risk of loss if our investments fail to perform as expected;
●	our ability to implement effective conflicts of interest policies and procedures among the various real estate investment opportunities sponsored by Realty Mogul, Co.;
●

our ability to access sources of liquidity when we have the need to fund repurchases of common shares in excess of the proceeds from the sales of our common shares in our continuous offering and the consequential risk that we may not have the resources to satisfy share repurchase requests;

●	our failure to maintain our status as a REIT for U.S. federal income tax purposes;
●	our compliance with applicable local, state and federal laws, including the Investment Advisers Act of 1940, as amended, the Investment Company Act of 1940, as amended (the “Investment Company Act”), and other laws; and
●	changes to U.S. generally accepted accounting principles (“GAAP”).

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report. All forward-looking statements are made as of the date of this Annual Report and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

MARKET, INDUSTRY, AND OTHER DATA

This Annual Report includes statistical and other industry and market data that we obtained from industry publications and research, surveys, and studies conducted by third parties as well as our own estimates. All of the market data used in this report involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such data. Industry publications and third-party research, surveys, and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Our estimates of the potential market opportunities for our products include several key assumptions based on our industry knowledge, industry publications, third-party research, and other surveys, which may be based on a small sample size and may fail to accurately reflect market opportunities. While we believe our internal assumptions are reasonable, no independent source has verified such assumptions.

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Item 1. Business

The Company

RealtyMogul Income REIT, LLC is a Delaware limited liability company formed on March 2, 2016 to invest in and manage a diversified portfolio of investments in commercial real estate loan and equity assets, including, without limitation, senior debt, mezzanine debt, junior debt participation, equity interests, including joint ventures and limited partnerships, preferred equity, and other real estate-related assets. The use of the terms “RM Income REIT,” the “Company,” “we,” “us” or “our” in this Annual Report refer to RealtyMogul Income REIT, LLC, unless the context indicates otherwise. We have elected to be taxed, and currently qualify, as a REIT under the Internal Revenue Code of 1986, as amended, commencing with our taxable year ended December 31, 2016.

We are externally managed by RM Adviser, LLC (our “Manager”), which is an affiliate of our sponsor, RM Sponsor, LLC (our “Sponsor”). Our Manager and our Sponsor are each wholly owned subsidiaries of Realty Mogul, Co. Our Manager manages our day-to-day operations. Our Manager makes all decisions regarding the selection, negotiation, financing and disposition of our investments, subject to the limitations set forth in our second amended and restated limited liability company agreement, as amended (our “LLC Agreement”). Our Manager also provides asset management, marketing, investor relations and other administrative services on our behalf with the goal of maximizing our operating cash flow and preserving our capital. Our Manager relies on certain employees of Realty Mogul, Co. who provide certain services to our Manager pursuant to a shared services agreement between our Manager and Realty Mogul, Co. All our common shares are distributed to the public exclusively through an online investment platform we refer to as the Realty Mogul Platform (www.realtymogul.com) and, effective August 29, 2024, all sales of our common shares are executed through RM Securities, LLC, which is a registered broker-dealer that is a member of the Financial Industry Regulatory Authority and an affiliate of our Manager and our Sponsor. The Realty Mogul Platform is operated by our affiliate, RM Technologies, LLC, which is a wholly owned subsidiary of Realty Mogul, Co. and an affiliate of both our Sponsor and Manager. We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us.

On August 12, 2016, our initial offering of common shares, which represent limited liability company interests in our Company (the “Initial Offering”), was qualified by the SEC, and we commenced operations on August 15, 2016. Pursuant to the Initial Offering, we offered up to $50,000,000 of our common shares, including shares sold pursuant to our distribution reinvestment plan. On May 7, 2019, we commenced our follow-on offering (the “Follow-on Offering”) and terminated our Initial Offering. On May 13, 2022, we commenced our second follow-on offering (the “Second Follow-on Offering” and, collectively with the Initial Offering and the Follow-on Offering, the “Offering”) and terminated our Follow-on Offering. We are continuing to offer in the Second Follow-on Offering up to $67,475,141 of our common shares, including shares sold pursuant to our distribution reinvestment plan, which represents the value of the shares available to be offered as of July 1, 2024 out of the rolling 12-month maximum offering amount of $75,000,000 of our common shares.

As of December 31, 2024, we raised total aggregate gross offering proceeds of approximately $145,353,000 and issued approximately 14,239,000 common shares in the Offering. We expect to continue to offer common shares in the Second Follow-on Offering until the earlier of (i) May 13, 2025, which is three years from the qualification date of the Second Follow-on Offering, or (ii) the date on which the maximum amount has been raised, unless terminated by our Manager at an earlier time. See Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Offering Results” for more information concerning the current status of the Offering.

We have used, and intend to continue using, substantially all of the net proceeds from the Offering to invest in and manage a diversified portfolio of investments in commercial real estate loan and equity assets, including, without limitation, senior debt, mezzanine debt, junior debt participation, equity interests, including joint ventures and limited partnerships, preferred equity, and other real estate-related assets. As of December 31, 2024, our debt and debt-related investment portfolio was comprised of approximately $3,325,000 of preferred equity investments, and approximately $321,442,000 of commercial real estate investments at original cost, all of which, in the opinion of our Manager, meet our investment objectives. We plan to continue to diversify our portfolio by investment type, investment size and investment risk with the goal of attaining a portfolio of real estate assets that provide an attractive and stable return to our shareholders.

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Investment Strategy

Our investment strategy involves investing in assets with varying levels of risk, based in part on where such investments fall in the “capital stack” of real estate transactions.

We have used, and intend to continue using, substantially all of the proceeds of the Offering to invest in and manage a diversified portfolio of investments in commercial real estate loan and equity assets, including, without limitation, senior debt, mezzanine debt, junior debt participation, equity interests, including joint ventures and limited partnerships, preferred equity, and other real estate-related assets. We intend to hold: (1) at least 55% of the total value of our assets in direct interests in real estate that meet certain criteria outlined by the staff of the SEC, as well as commercial mortgage-related instruments in commercial real estate projects, such as senior mortgage loans, subordinated mortgage loans, mezzanine debt and participations (also referred to as B-Notes); and (2) at least 80% of the total value of our assets in the types of assets described above, plus in “real estate-related assets” that are related to one or more underlying commercial real estate projects. These real estate-related assets may include assets, such as equity or preferred equity interests in companies whose primary business is to own and operate one or more specified commercial real estate projects, debt securities whose payments are tied to a pool of commercial real estate projects (such as commercial mortgage-backed securities, collateralized debt obligations and REIT senior unsecured debt), interests in publicly traded REITs, and other commercial real estate-related assets.

We seek to maintain a portfolio of investments that generate a low-volatility income stream of attractive and consistent cash distributions. We also seek to emphasize the payment of current returns to shareholders and preservation of invested capital. We intend to diversify our portfolio by investing in and managing commercial real estate assets, including loans, debt, equity in commercial real estate ventures, private equity, and other real estate-related assets, subject to certain limitations related to our qualification as a REIT and to maintaining our exclusion under the Investment Company Act. Our focus on investing in equity instruments is to seek investments that will produce returns to shareholders through rental income and capital appreciation. The investment objective for the Company is to achieve attractive, risk-adjusted returns that exceed alternative real estate investment offerings.

Our Manager, or its affiliates, structures, underwrites and originates many of the investments that we make as we believe that this provides for the best opportunity to control our borrower and partner relationships and optimize the terms of our investments. The underwriting process involves comprehensive financial, structural, operational and legal due diligence of our borrowers and partners in order to optimize pricing and structuring and mitigate risk. We believe the current and future market environment provides a wide range of opportunities to generate compelling investments with strong risk-return profiles for our shareholders.

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Investment Objectives

Our primary investment objectives are to (i) pay attractive and consistent cash distributions on a monthly basis to shareholders, (ii) create a portfolio of diversified commercial real estate investments and (iii) preserve, protect, increase and return shareholders’ capital contributions.

Competition

There are numerous REITs and other public and private entities with asset acquisition objectives similar to ours, and others may be organized in the future, which may increase competition for the investments suitable for us. Competitive variables include market presence and visibility, size of investments offered and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction or to employ more liberal underwriting standards when evaluating potential investments than we are, our investment volume for our investment portfolio could be negatively impacted. Our competitors also may be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Although we believe we are well-positioned to compete effectively in each facet of our business, there is significant competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.

Risk Factors

We face risks and uncertainties that could affect us and our business, as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” in our Offering Circular filed with the SEC on August 29, 2024, as supplemented (the “Offering Circular”), which may be accessed on the SEC’s EDGAR (Electronic Data Gathering, Analysis, and Retrieval) system, as supplemented from time to time by our filings under Regulation A. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our common shares. As of the date of this Annual Report, there were no material changes to the risk factors previously disclosed in the Offering Circular.

Employees

As of December 31, 2024, there were no employees of the Company.

Legal Proceedings

As of December 31, 2024, we are not currently named as a defendant in any active or pending litigation. However, it is possible that the Company could become involved in various litigation matters arising in the ordinary course of our business. Although we are unable to predict with certainty the eventual outcome of any litigation, management is not aware of any litigation likely to occur that we currently assess as being significant.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

RM Income REIT is a Delaware limited liability company formed on March 2, 2016 to invest in and manage a diversified portfolio of investments in commercial real estate loan and equity assets, including, without limitation, senior debt, mezzanine debt, junior debt participation, equity interests, including joint ventures and limited partnerships, preferred equity, and other real estate-related assets. See Item 1. “Business – The Company” for more information regarding the Company.

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Offering Results

We are continuing to offer in the Second Follow-on Offering up to $67,475,141 of our common shares, including shares sold pursuant to our distribution reinvestment plan, which represents the value of the shares available to be offered as of July 1, 2024 out of the rolling 12-month maximum offering amount of $75,000,000 of our common shares. As of December 31, 2024, we raised total aggregate gross offering proceeds of approximately $145,353,000 and issued approximately 14,239,000 common shares in the Offering, purchased by approximately 7,700 unique investors.

We expect to continue to offer common shares in the Second Follow-on Offering until the earlier of (i) May 13, 2025, which is three years from the qualification date of the Second Follow-on Offering, or (ii) the date on which the maximum amount has been raised, unless terminated by our Manager at an earlier time. Our offering price per share equals our most recently announced net asset value (“NAV”) per share and will be adjusted at the beginning of every fiscal quarter (or as soon as commercially reasonable thereafter). In addition, the price per share pursuant to our distribution reinvestment plan equals our most recently announced NAV per share and any repurchases of shares made pursuant to our share repurchase program are made at the most recently announced NAV per share (less any applicable discounts, as set forth in the Offering Circular).

The following table summarizes our NAV per share for the periods indicated below:

Valuation Date	Period Commencing	Period Ending	NAV per share
9/30/2023	11/14/2023	1/23/2024	$10.30
12/31/2023	1/24/2024	5/5/2024	$10.05
3/31/2024	5/6/2024	8/12/2024	$9.36
6/30/2024	8/13/2024	11/12/2024	$9.02
9/30/2024	11/13/2024	1/27/2025	$8.24
12/31/2024	1/28/2025	—	$8.26

Our Investments

The following describes our investment activity for the year ended December 31, 2024. See the section entitled “Recent Developments” below for a discussion of acquisition activity subsequent to December 31, 2024.

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Real Estate Investments as of December 31, 2024

The following table sets forth information regarding our portfolio of real estate investments as of December 31, 2024:

Asset	Location	Acquisition Date	Property Type	Investment Type	Original Principal Acquired or Capital Contributed	Balance as of December 31, 2024	Interest Rate as of December 31, 2024	Overview (253G2)

Texas Retail Portfolio	Multiple Locations, TX	7/18/2017	Retail	Preferred Equity	$3,325,000	$3,325,000	14.00%	SEC Edgar Link
La Privada Apartments(1)	El Paso, TX	5/31/2019	Multifamily	Joint Venture	4,748,228	4,748,228	N/A	SEC Edgar Link
The Hamptons Apartments	Virginia Beach, VA	10/9/2019	Multifamily	Joint Venture	9,177,966	10,427,966	N/A	SEC Edgar Link
Columbus Office Portfolio(2)	Columbus, OH	11/5/2019	Office	Joint Venture	7,000,000	7,826,619	N/A	SEC Edgar Link
Pohlig Box Factory & Superior Warehouse	Richmond, VA	2/19/2020	Multifamily	Joint Venture	17,073,843	7,574,307	N/A	SEC Edgar Link
Lubbock Medical Office Building	Lubbock, TX	6/26/2020	Medical Office	Joint Venture	2,926,477	2,926,477	N/A	SEC Edgar Link
Turtle Creek Apartments	Fenton, MO	1/28/2021	Multifamily	Joint Venture	6,000,000	6,000,000	N/A	SEC Edgar Link
King’s Landing(3)	Creve Coeur, MO	7/28/2021	Multifamily	Joint Venture	8,000,000	11,609,066	N/A	SEC Edgar Link
Minnehaha Meadows	Vancouver, WA	9/20/2021	Multifamily	Joint Venture	3,355,018	3,355,018	N/A	SEC Edgar Link
Roosevelt Commons	Vancouver, WA	9/20/2021	Multifamily	Joint Venture	3,209,112	3,209,112	N/A	SEC Edgar Link
Bentley Apartments	Grove City, OH	10/13/2021	Multifamily	Joint Venture	8,000,000	8,000,000	N/A	SEC Edgar Link
Haverford Place	Georgetown, KY	2/2/2022	Multifamily	Joint Venture	9,000,000	9,000,000	N/A	SEC Edgar Link
Edison Apartments	Gresham, OR	3/30/2022	Multifamily	Joint Venture	5,500,000	5,500,000	N/A	SEC Edgar Link
Columbia Square	Cincinnati, OH	8/23/2022	Mixed-Use	Joint Venture	4,000,000	4,000,000	N/A	SEC Edgar Link
Acropolis	Beavercreek, OH	6/9/2023	Office	Joint Venture	7,700,000	7,700,000	N/A	SEC Edgar Link
223 E Town St	Columbus, OH	3/5/2024	Multifamily	Joint Venture	4,500,000	4,500,000	N/A	SEC Edgar Link
Total					$103,515,644	$99,701,793

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(1)	The property was sold on March 20, 2025. See the section entitled “—Recent Developments” for more information.
(2)	The loan matured on February 15, 2025, and the Company is assessing multiple options, including but not limited to extending and/or refinancing the existing mortgage and/or selling one or both of the assets in the portfolio.
(3)	On June 16, 2023, we made a member loan to the joint venture entity in the amount of $291,566; on August 26, 2024, we made a member loan to the joint venture entity in the amount of $3,200,000; and on September 16, 2024, we made a member loan to the joint venture in the amount of $117,500, which are all reflected in the “Balance as of December 31, 2024” column in the table.

Investments in United States Treasury Bills

During 2024, we did not acquire any United Stated treasury bills (“U.S.T-bills”). During 2023, we acquired eight investment in the U.S. T-bills at a cost of $35,447,000 and six U.S. T-bills for gross proceeds of $25,718,000, of which $270,000 is recognized as interest income, reported in the accompanying consolidated statements of operations in Item 7. “Financial Statements” below.

Acquisitions of Real Estate Investments

On March 5, 2024, we acquired a $4,500,000 joint-venture limited partnership equity investment in a special purpose entity that owns 223 E Town Apartments, an 84-unit, Class A apartment community in Columbus, Ohio. In connection with the investment, the special purpose entity assumed a loan from an unaffiliated lender in the amount of $14,089,000 which has a fixed interest rate of 4.93%, five-year remaining term.

Distributions

Our Manager has authorized and we have paid, and we expect our Manager will continue to authorize and we will continue to pay, distributions monthly in arrears. Shareholders who are record holders with respect to declared distributions will be entitled to such distributions until such time as such shareholders have had their shares repurchased by us. Although our goal is to fund the payment of distributions solely from cash flow from operations, we have paid, and may continue to pay, distributions from other sources, including the net proceeds of the Offering, cash advances by our Manager, cash resulting from a waiver of fees or reimbursements due to our Manager, borrowings in anticipation of future operating cash flow and the issuance of additional securities, and we have no limit on the amounts we may pay from such other sources.

On September 27, 2016, our Manager authorized our first distribution to shareholders of record as of the close of business on September 30, 2016. Our Manager has authorized monthly distributions thereafter. From September 27, 2016 through December 31, 2018, our Manager authorized distributions to shareholders of record as of the close of business on the last day of each month. Beginning on January 1, 2019, our distributions are calculated on a daily basis. Distributions made or authorized in 2024 are shown in the table below. See the section entitled “Recent Developments” below for a discussion of the distributions we have authorized subsequent to December 31, 2024.

Distribution Period for Daily Record Dates	Date of Authorization	Payment Date (1)	Cash Distribution Amount Per Common Share	Annualized Yield
12/1/2023 – 12/31/2023	10/24/2023	1/15/2024	$0.0017	6.0	%(1)
1/1/2024 – 1/23/2024	12/26/2023	2/15/2024	$0.0017	6.0	%(1)
1/24/2024 – 1/31/2024	12/26/2023	2/15/2024	$0.0017	6.1	%(2)
2/1/2024 – 2/29/2024	12/26/2023	3/15/2024	$0.0017	6.0	%(2)
3/1/2024 – 3/31/2024	3/1/2024	4/15/2024	$0.0017	6.0	%(2)
4/1/2024 – 4/30/2024	3/1/2024	5/15/2024	$0.0017	6.0	%(2)
5/1/2024 – 5/5/2024	4/30/2024	6/15/2024	$0.0017	6.0	%(2)
5/6/2024 – 5/31/2024	4/30/2024	6/15/2024	$0.0017	6.4	%(3)
6/1/2024 – 6/30/2024	4/30/2024	7/15/2024	$0.0015	6.0	%(3)
7/1/2024 – 7/31/2024	7/1/2024	8/15/2024	$0.0015	6.0	%(3)
8/1/2024 – 8/12/2024	7/1/2024	9/15/2024	$0.0015	6.0	%(3)
8/13/2024 – 8/31/2024	7/1/2024	9/15/2024	$0.0015	6.2	%(4)
9/1/2024 – 9/30/2024	9/1/2024	10/15/2024	$0.0015	6.0	%(4)
10/1/2024 – 10/31/2024	10/1/2024	11/15/2024	$0.0015	6.0	%(4)
11/1/2024 – 11/12/2024	10/1/2024	12/15/2024	$0.0015	6.0	%(4)
11/13/2024 – 11/30/2024	10/1/2024	12/15/2024	$0.0014	6.0	%(5)
12/1/2024 – 12/31/2024	10/1/2024	1/15/2025	$0.0014	6.0	%(5)

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(1)	Annualized yield represents the annualized yield amount of each distribution calculated on an annualized basis at the then current rate, assuming a $10.30 NAV per share.
(2)	Annualized yield represents the annualized yield amount of each distribution calculated on an annualized basis at the then current rate, assuming a $10.05 NAV per share.
(3)	Annualized yield represents the annualized yield amount of each distribution calculated on an annualized basis at the then current rate, assuming a $9.36 NAV per share.
(4)	Annualized yield represents the annualized yield amount of each distribution calculated on an annualized basis at the then current rate, assuming a $9.02 NAV per share.
(5)	Annualized yield represents the annualized yield amount of each distribution calculated on an annualized basis at the then current rate, assuming a $8.24 NAV per share.

For the year ended December 31, 2024, we paid distributions of approximately $6,700,000, including shares issued pursuant to our distribution reinvestment plan. For the year ended December 31, 2023, we paid distributions of approximately $7,326,000, including shares issued pursuant to our distribution reinvestment plan.

Share Repurchase Program

We have adopted a share repurchase program designed to provide our shareholders with limited liquidity on a quarterly basis for their investment in our shares. Our Manager may, in its sole discretion, amend, suspend or terminate the share repurchase program at any time and for any reason, including (i) to protect our operations and our remaining shareholders, (ii) to prevent an undue burden on our liquidity, (iii) to preserve our status as a REIT and (iv) following any material decrease in our NAV.

During the year ended December 31, 2024, we repurchased 628,190 common shares for a total of approximately $5,505,000. During the year ended December 31, 2023, we repurchased 546,700 common shares for a total of approximately $5,626,000. A valid repurchase request is one that complies with the applicable requirements and guidelines of our current share repurchase program.

Sources of Operating Revenue and Cash Flow

Our revenue is generated from interest and preferred return income on our real estate debt investments, which we receive monthly in arrears from rental income and tenant reimbursements and other revenue from our real estate investments and from sales of our real estate investments.

Profitability and Performance Metrics

We calculate funds from operations (“FFO”) and adjusted funds from operations (“AFFO”) to evaluate the profitability and performance of our business. See “– Non-GAAP Financial Measures” below for a description of these metrics. Our investing and management activities related to commercial real estate are all considered a single reportable business segment for financial reporting purposes. All of the investments we have made to date have been in domestic commercial real estate assets with similar economic characteristics, and we evaluate the performance of all of our investments using similar criteria.

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As of December 31, 2024, none of our debt related investments were considered impaired, and no impairment charges were recorded in the financial statements. We had invested in 23 debt and debt-like investments as of December 31, 2024, with 22 of those investments paying off in full since inception totaling over $55,000,000. The following table describes our debt-related investment activity for the year ended December 31, 2024:

Investments in Debt(1)	Amount (in thousands)
Balance as of December 31, 2023	$3,325
Investments	-
Principal repayments	-
Amortization of deferred fees, costs and discounts/premiums	-
Balance as of December 31, 2024	$3,325

(1)	Investments include one preferred equity investment with a carrying balance of approximately $3,325,000.

As of December 31, 2024, we had 16 commercial real estate investments, including 15 joint venture equity investments and one preferred equity investment, with the underlying real estate spread across seven states. Of the 23 debt or debt-like investments that we have originated since inception, 22 have paid off in full. We have structured our current portfolio with significant concentrations in multifamily communities and office properties with strong tenancy, which we believe are economically resilient asset types.

Market Outlook and Recent Trends

The commercial real estate market has faced a pricing decline since 2022, which has adversely affected the Income REIT’s NAV. Our portfolio is concentrated in multifamily and office assets, and we believe this pricing compression has been driven by reductions in net operating income across these asset classes, combined with a prolonged rise in interest rates. Looking ahead to 2025, we are beginning to observe strengthening fundamentals in the multifamily sector and renewed opportunities across other asset classes as the market undergoes a broad-based pricing reset juxtaposed with increased volatility as a result of recent policy decisions.

From 2021 through 2023, an acceleration in multifamily construction—driven by historically low interest rates—resulted in increased supply and heightened competitive pressure. Although rental rates continued to grow year over year in 2024, the rate of growth moderated, and vacancy rates rose accordingly. Notably, net absorption outpaced completions in 2024 according to CBRE, which may impact rent growth in 2025. However, this outlook remains dependent on local market dynamics, as supply and demand fundamentals continue to vary materially across geographies. Office properties exhibited similar vacancy trends, driven in part by the widespread adoption of remote work following the COVID-19 pandemic. As tenants reassessed space needs, demand in the office sector contracted. Importantly, national vacancy rates have been heavily influenced by exposure to tech-centric markets such as Austin, the Bay Area, Denver and Seattle—markets that are not represented in our portfolio.

In parallel, interest rates increased significantly over a nearly four-year period from 2020 through 2023. This sustained rate escalation has materially affected real estate valuation metrics, driving up capitalization rates across asset classes. The office, multifamily, industrial, and retail sectors all began to experience upward trends in cap rates between the second quarters of 2021 and 2022, reflecting the broader impact of rising interest rates on valuations. According to CoStar, average market cap rates across the office, multifamily, retail, and industrial sectors increased by approximately 100 basis points between the second quarter of 2021 and fourth quarter of 2024. These broader market trends have placed additional pressure on net cash flows and, by extension, property valuations. As net operating income and cash flow projections are key components in valuation methodologies, our portfolio has not been immune to these headwinds. Nonetheless, we remain focused on managing expenses effectively and optimizing revenue streams to position our portfolio for long-term value preservation and recovery.

As we enter 2025, we are seeing indications of market bottoming; however, we remain cautious given volatility in the financial markets as a result of policy decisions from the current administration. Tariff announcements in April had a destabilizing effect on the stock and bond markets due, in part, to fear of a recession. It remains to be seen where interest rates stabilize, which will have an impact on real estate property values. According to Greenstreet’s Commercial Property Price Index, overall property values have reverted to levels last seen in 2020.

Within our portfolio, we continue to target multifamily investments, which we view as among the most resilient asset classes. This view is supported by structural supply constraints, elevated home prices, and historically high mortgage costs. Fannie Mae estimates a nationwide housing deficit exceeding four million homes, while Yardi Matrix projects limited multifamily construction through at least 2027. As of the third quarter of 2024, average newly originated mortgage payments were 35% higher than average rents, according to CBRE, reinforcing the comparative affordability of rental housing.

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We have also maintained a conservative capital structure. As of March 2025, 14 of our 15 investments are financed with fixed-rate debt, with 11 loans maturing in 2028 or beyond. This financing profile mitigates exposure to near-term interest rate volatility and supports balance sheet stability. We have one investment with a 2025 debt maturity – Columbus Office Portfolio – for which we continue to explore multiple options, including but not limited to extending and/or refinancing the existing mortgage and/or selling one or both of the assets in the portfolio. Lastly, liquid assets represented approximately 13% of NAV as of March 2025, providing flexibility to meet capital needs and pursue new investments.

While the last several years have presented meaningful challenges, we remain confident in the long-term value of real estate as a core component of a diversified portfolio. We will need to work through near-term macroeconomic volatility and debt maturities in our portfolio, but we are committed to managing a high-quality, income-generating a portfolio that seeks to deliver both consistent distributions and capital appreciation over time.

Critical Accounting Policies

The preparation of financial statements in accordance with GAAP requires management to use judgement in the application of accounting policies, including making estimates and assumptions. Such judgments are based on our management’s experience, our historical experience, the experience of our Manager’s affiliates and the industry. We consider these policies critical because we believe that understanding these policies is critical to understanding and evaluating our reported financial results. Additionally, these policies may involve significant management judgments and assumptions, or require estimates about matters that are inherently uncertain. These judgments will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual events and results could differ from those assumptions and estimates.

Variable Interest Entities and Voting Interest Entities

A variable interest entity (“VIE”) is an entity that lacks one or more of the characteristics of a voting interest entity. A VIE is defined as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The determination of whether an entity is a VIE includes consideration of various factors. These factors include review of the formation and design of the entity, its organizational structure including decision-making ability and relevant financial agreements, and analysis of the forecasted cash flows of the entity. We make an initial determination upon acquisition of a VIE and reassess the initial evaluation of an entity as a VIE upon the occurrence of certain events.

A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its affiliates and agents, has both the: (i) power to direct the activities that most significantly impact the VIE’s performance; and (ii) obligation to absorb the losses of the VIE or the right to receive the benefits from the VIE, which could be significant to the VIE. We determine whether we are the primary beneficiary of a VIE by considering various factors, including, but not limited to: which activities most significantly impact the VIE’s economic performance and which party controls such activities; the amount and characteristics of its investment; the obligation or likelihood for us or other interests to provide financial support; consideration of the VIE’s purpose and design, including the risks the VIE was designed to create and pass through to its variable interest holders and the similarity with and significance to the business activities of our interest and the other interests. We reassess our determination of whether we are the primary beneficiary of a VIE each reporting period. Significant judgments related to these determinations include estimates about the future performance of investments held by VIEs and general market conditions. The maximum risk of loss related to our investments is limited to our recorded investment in such entities, if any.

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A voting interest entity (“VOE”) is an entity in which equity investors have the characteristics of a controlling financial interest and have sufficient equity at risk to finance its activities. A controlling financial interest exists if limited partners with equity at risk are able to exercise substantive kick-out rights or are able to exercise substantive participation rights. Under the VOE model, generally, only a single limited partner that is able to exercise substantial kick-out rights will consolidate the entity.

As of December 31, 2024 and 2023, the Company held equity investments in 15 and 14 entities, respectively, which were evaluated under the VOE model and are consolidated because the Company is able to exercise substantial kick-out rights and substantive participation rights.

Commercial Real Estate Debt Investments

Our commercial real estate debt investments are generally classified as held to maturity as we have both the intent and the ability to hold these investments to maturity and, accordingly, are carried at cost, net of unamortized loan fees, premium, discount and unfunded commitments, reduced by an allowance for credit losses. We review our debt related investments on a monthly basis, or more frequently when such an evaluation is needed, to determine if an impairment exists. We recognize an allowance for credit losses for financial assets carried at amortized cost and other qualifying receivables to present the net amount expected to be collected as of the consolidated balance sheet date using the probability of default/loss given default method using historical losses adjusted for current conditions and reasonable and supportable forecasts. Such allowance is based on the credit losses expected to arise over the life of the asset (contractual term) which includes consideration of prepayments and based on our expectations as of the consolidated balance sheet date. Assets are written off when we determine that such financial assets are deemed uncollectible or based on regulatory requirements, whichever is earlier. Write-offs are recognized as a deduction from the allowance for credit losses. Expected recoveries of amounts previously written off, not to exceed the aggregate of the amount previously written off, are included in determining the necessary reserve at the consolidated balance sheet date. We elected to use the practical expedient for collateral dependent receivables as estimates for the recovery of debt investments is based on collateral value.

We have certain investments that are legally structured as equity investments with rights to receive preferred economic returns. We report these investments as real estate debt securities when the common equity holders have a contractual obligation to redeem our preferred equity interest at a specified date.

As of December 31, 2024 and 2023, none of our debt related investments were considered impaired, and no impairment charges were recorded in the consolidated financial statements. We believe the fair value of the debt investments approximates the carrying value of the debt investments as of December 31, 2024 and 2023. We had invested in 23 debt and debt-like investments, with 22 of those investments paying off in full, since inception as of December 31, 2024.

Purchase Accounting for Acquisition of Real Estate

The Company adopted the provisions of Accounting Standards Update No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which provides that if substantially all the fair value of the gross assets is concentrated in any individual asset, the acquisition is treated as an asset acquisition as opposed to a business combination. Under an asset acquisition, costs directly related to the acquisition are capitalized as part of the purchase consideration. The purchase consideration includes cash paid, the fair value of equity or other assets issued, and the fair value of any assumed debt. We assess the fair value of assumed debt based on estimated cash flow projections that utilize appropriate discount rates and available market information. Such inputs are categorized as Level 3 in the fair value hierarchy. The difference between the fair value and the stated principal of assumed debt is amortized using the effective interest method basis over the terms of the respective debt obligation.

The fair value of the purchase consideration is then allocated based on the relative fair value of the assets including land, buildings, site improvements and intangible assets including in-place leases at the acquisition date. We estimate the fair value of the assets using market-based, cost-based and income-based valuation techniques.

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Fair Value

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1 — Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 — Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Fair Value Option

Accounting Standards Codification (“ASC”) 825, Fair Value Option for Financial Assets and Financial Liabilities (“ASC 825”), provides a fair value option election that allows companies to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities. ASC 825 permits the fair value option election on an instrument by instrument basis at initial recognition. We have decided not to make this election.

Revenue Recognition

Interest income is recognized on an accrual basis and any related premium, discount or origination costs and fees are amortized over the life of the investment using the effective interest method. Interest income is recognized on mezzanine loans classified as held to maturity and investments in preferred equity that are accounted for using the cost method if the terms of the equity investment include terms that are similar to interest on a debt instrument. As of December 31, 2024 and 2023, no amortization of premium, discount or origination costs or fees has been recognized.

Rental income is recognized as rentals become due on a straight-line basis over the term of the lease when there are rent abatements or scheduled changes to contractual base rent. Rental payments received in advance are deferred until earned. All leases between the Company and tenants of the property are operating leases. For certain properties, in addition to contractual base rent, the tenants pay their share of taxes, insurance, common area maintenance and utilities to the Company. The income and expenses associated with these properties are generally recorded on a gross basis when the Company is the primary obligor.

Tenant fees, such as application fees, administrative fees, late fees and other revenues from tenants are recorded when amounts become due.

Net Asset Value Calculation

The Company calculates its NAV per share on a quarterly basis using valuation methodologies developed and applied by internal accountants or asset managers of its Manager or its affiliates. These methodologies involve significant estimates, assumptions, and subjective judgments regarding future events, including market conditions, property performance, and asset-level risk factors. The Company’s goal is to provide a reasonable estimate of the value of its common stock as of the end of each fiscal quarter. However, as with any valuation approach, the use of different assumptions or inputs could yield materially different results, and the NAV per share may not reflect the actual value realizable in a sale or liquidation of assets.

NAV is calculated by subtracting the Company’s total liabilities from the estimated value of its total assets, including commercial real estate investments and related interests, and dividing that result by the number of shares of common stock outstanding as of the end of the prior fiscal quarter. Valuation inputs may include market capitalization rates, discount rates, expected performance, loss severity rates, and, where applicable, third-party appraisal reports or input from independent valuation experts.

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The Company’s NAV per share may fluctuate due to market changes, operational performance, interest rate movements, and other external and internal factors. It does not represent (i) the price at which its shares of common stock would trade on a national securities exchange, (ii) the amount a stockholder would receive upon resale of shares of its common stock, or (iii) the amount stockholders would receive upon a full liquidation. Moreover, the NAV in effect for any fiscal quarter may not fully reflect the financial impact of material events that occur between quarterly valuations. The Company uses commercially reasonable efforts to monitor for such events and will update NAV mid-quarter if it reasonably believes a material event has occurred that would cause NAV per share to change by 5% or more. In such cases, the Company will promptly disclose the revised NAV per share as reasonably practicable and the reason for the adjustment in an offering circular supplement and on our website.

Recently Issued Accounting Standards

The Company has evaluated all recent accounting pronouncements issued by the Financial Accounting Standards Board (“FASB”) through the date the financial statements were available to be issued. Management has determined that there are no recently issued accounting standards, whether adopted or not yet adopted, that are expected to have a material impact on the Company’s financial position, results of operations, cash flows, or related disclosures. The Company continues to monitor relevant pronouncements and exposure drafts issued by the FASB and other standard-setting bodies, including those related to fair value measurement, consolidation, and lease accounting, but does not anticipate any material changes at this time.

Results of Operations

Operating Income and Net Loss

The years ended December 31, 2024 and 2023 resulted in net loss attributable to RM Income REIT of approximately $(7,040,000) and $(6,043,000), respectively. This change was primarily a result of an increase of interest expense of approximately $2,105,000 and an increase of depreciation and amortization of $2,468,000 for the year ended December 31, 2024 as compared to the year ended December 31, 2023, and changes in the fair values of interest rate swaps and caps, partially offset by an increase in operating income in 2024. Operating income was approximately $2,008,000 for the year ended December 31, 2024, compared to approximately $2,643,000 for the year ended December 31, 2023.

Rental Income, net

For the years ended December 31, 2024 and 2023, we earned net rental income of approximately $33,913,000 and $30,257,000, respectively. This increase was primarily due to the acquisition of 223 E Town in 2024 and a full year of rental income for Acropolis which was acquired during 2023 as well as increases in rental income in our existing portfolio.

Interest and Preferred Return Income

For the years ended December 31, 2024 and 2023, we earned interest and preferred return income of approximately $1,261,000 and $1,246,000, respectively. This increase was primarily due to interest earned on cash invested in U.S. T-Bills and in our money market account of approximately $788,000 for the year ended December 31, 2024 as compared to approximately $774,000 for the year ended December 31, 2023.

Other Revenue

For the years ended December 31, 2024 and 2023, we earned other revenue of approximately $1,646,000 and $1,429,000, respectively, which consisted of tenant fee revenue and parking income.

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Expenses

Interest Expense

For the years ended December 31, 2024 and 2023, we incurred interest expense of approximately $11,307,000 and $9,202,000, respectively. This increase was primarily due to interest expense from new controlling equity investments in commercial real estate and increased interest expenses due to increased average debt outstanding for the year ended December 31, 2024 as compared to the year ended December 31, 2023.

Asset Management Fees

For the years ended December 31, 2024 and 2023, we incurred fees of approximately $1,515,000 and $1,580,000, respectively. This decrease was due to a decrease in the Company’s NAV offset by an increase in the revenue on which property-level asset management fees are based.

Depreciation and Amortization

For the years ended December 31, 2024 and 2023, we incurred depreciation and amortization expenses of approximately $14,088,000 and $11,620,000, respectively. This increase was due to new controlling equity investments in commercial real estate for the year ended December 31, 2024 as compared to the year ended December 31, 2023 and a full year of depreciation and amortization expenses for the year ended December 31, 2024 for net controlling equity investments in commercial real estate acquired for the year ended December 31, 2023.

Real Estate Operating Expenses

For the years ended December 31, 2024 and 2023, we incurred real estate operating expenses of approximately $16,401,000 and $14,693,000, respectively. This increase was primarily due to the acquisition of 223 E Town in 2024 and a full year of real estate operating expenses for Acropolis which was acquired during 2023 as well as increases in real estate taxes and insurance in our existing portfolio.

General and Administrative Expenses

For the years ended December 31, 2024 and 2023, we incurred general and administrative expenses of approximately $2,791,000 and $2,379,000, respectively. This increase was due to new controlling equity investments in commercial real estate for the year ended December 31, 2024 as compared to the year ended December 31, 2023 and increases in general and administrative expenses in our existing portfolio.

Liquidity and Capital Resources

We require capital to fund our investment activities and operating expenses. Our capital sources may include net proceeds from the Offering, cash flow from operations and borrowings under credit facilities.

We currently obtain the capital required to invest in and manage a diversified portfolio of investments in commercial real estate loan and equity assets and conduct our operations from the proceeds of the Offering and from any undistributed funds from our operations. As of December 31, 2024 and 2023, we had cash and cash equivalents of approximately $11,205,000 and $14,665,000, respectively, and $2,502,000 and $12,477,000, respectively, invested in marketable securities that provide returns on investment and are liquid, which provide flexibility for future investments. Of the $11,205,000 in cash and cash equivalents, $7,650,000 is held by consolidated individual properties and may not be readily available to be distributed. We anticipate that proceeds from the Offering and cash flow from operations will provide sufficient liquidity to meet future funding commitments as well as our operational costs for at least one year from the date the financial statements are available to be issued. In the short-term, the Company held an asset for sale that bolstered liquidity as of March 20, 2025. In the long-term, the Company will offer shares in the Income REIT and will continue to monitor options to generate additional liquidity including but not limited to a sale or a roll-off to scheduled maturity of our assets, a sale or merger of the Company, a consolidation transaction with other companies managed by our Manager or its affiliates, a listing of our common shares on a national securities exchange or a similar transaction.

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As of December 31, 2024, we had outstanding borrowings of approximately $225,450,000, net of deferred financing costs, from our consolidated investments. As of December 31, 2023, we had outstanding borrowings of approximately $222,962,000, net of deferred financing costs, from our consolidated investments.

For our existing borrowings, the Company has one consolidated investment with a 2025 loan maturity – Columbus Office Portfolio – for which we continue to explore multiple options, including but not limited to extending and/or refinancing the existing mortgage and/or selling one or both of the assets in the portfolio.

In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make certain payments to our Manager. During our organization and offering stage, these payments include payments for reimbursement of certain organization and offering expenses. Assuming we raise the maximum offering amount in the Second Follow-on Offering, our organization and offering expenses are expected to be approximately 3% of gross offering proceeds. If the Second Follow-on Offering is not successfully completed, we will not be obligated to pay the remaining organization and offering expenses owed to our Manager. In addition, we reimburse our Manager for out-of-pocket expenses incurred on our behalf, including license fees, audit fees, fees associated with SEC reporting requirements, insurance costs, tax return preparation fees, taxes and filing fees, administrative fees and third-party costs associated with the aforementioned expenses.

Borrowers and real estate sponsors may make payments to our Sponsor or its affiliates in connection with the selection and origination or purchase of investments. We pay our Manager a monthly asset management fee equal to an annualized rate of 1.00% payable in arrears, which will be based on the total equity value. For purposes of this fee, total equity value equals (a) our then-current NAV per share, multiplied by (b) the number of our common shares then outstanding.

Cash Flows

The following presents our cash flows for the years ended December 31, 2024 and 2023 (in thousands):

Cash provided by (used in)	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
Operating Activities:	$4,069	$7,786
Investing Activities:	1,170	(16,470)
Financing Activities:	(9,202)	8,554
Net decrease in cash and cash equivalents and restricted cash	(3,963)	(130)
Cash and cash equivalents and restricted cash, beginning of year	21,478	21,608
Cash and cash equivalents and restricted cash, end of year	$17,515	$21,478

Net cash provided by operating activities was approximately $4,069,000 and $7,786,000 for the years ended December 31, 2024 and 2023, respectively, and related primarily to rental income and interest income generated from our investments.

Net cash provided by (used in) investing activities was approximately $1,170,000 and $(16,470,000) for the years ended December 31, 2024 and 2023, respectively, and related primarily to the acquisition of new real estate investments, improvements to existing real estate investments, offset by proceeds from sales of marketable securities.

Net cash provided by financing activities was approximately $9,202,000 and $8,554,000 for the years ended December 31, 2024 and 2023, respectively, and related primarily to distributions and repurchase of common shares pursuant to the Offering.

Off-Balance Sheet Arrangements

As of December 31, 2024 and 2023, we had no off-balance sheet arrangements.

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Recent Developments

Investment

As previously disclosed, on May 31, 2019, we acquired a $4,748,228 equity interest in a joint-venture limited partnership in connection with the acquisition and renovation of La Privada, a Class B, multifamily apartment complex in El Paso, Texas (the “La Privada Property”). On March 20, 2025, the La Privada Property was sold.

As a result of the business plan for the renovation of the La Privada Property, since the La Privada Property’s acquisition, 189 of the 240 units have been renovated. The exterior improvements were completed, including new exterior paint, new playground, new HVAC units, upgraded landscaping, new tables and benches, new BBQ grills, and new roofs. Since the La Privada Property’s acquisition, the La Privada Property’s average rent rate increased from $674 per month as of June 2019 to $923 per month upon the sale of the La Privada Property, representing a 37% increase.

The La Privada Property was originally acquired for $11,700,000, or $48,750 per unit, and was sold for $18,300,000, or $76,250 per unit, reflecting a 56.4% increase in property value. The initial underwriting projected a property-level internal rate of return (“IRR”) of 15.7%, a 3.1x equity multiple and 11.9% average cash-on-cash return throughout a 10-year hold period. Based on the La Privada Property’s sale price, we believe the La Privada Property will achieve approximately a 14.2% property-level IRR, a 2.02x equity multiple and 7.9% average cash-on-cash return over the 5.8-year hold period.

The sale of the La Privada Property represents our second full-cycle joint venture equity transaction since we began making such investments in 2019. Proceeds from the sale are expected to increase liquid assets in RM Income REIT from 6% of NAV to 13% of NAV, ensuring the Income REIT’s ability to preserve existing investments and seize new opportunities.

In connection with the disposition of the La Privada Property, Realty Mogul Commercial Capital, Co., an affiliate of our Manager, is entitled to a fee equal to 1.5% of the gross sales price of the property paid by the joint-venture limited partnership that issued equity to us in connection with the acquisition of the property. In addition, pursuant to the terms of the operating agreement of the joint-venture limited partnership, as amended, RM Communities La Privada GP, LLC, an affiliate of our Manager, is entitled to a promoted interest in amounts equal to 33% and 50% of the joint-venture limited partnership’s distributable cash in certain circumstances. A portion of the promoted interest will be paid to personnel affiliated with RM Communities La Privada GP, LLC and our Manager, including Jilliene Helman, Chief Executive Officer. We are not entitled to such promoted interest.

Offering Proceeds

As of March 31, 2025, we raised total gross offering proceeds of approximately $146,520,793 from settled subscriptions and issued an aggregate of approximately 14,380,706 common shares.

Appointment of Chief Compliance Officer

Effective February 1, 2025, Tara Horne, the Chief Compliance Officer of our Manager, resigned from her role as such. Our board of directors appointed Erik Hansen as Chief Compliance Officer of our Manager effective immediately upon Ms. Horne’s resignation. Mr. Hansen is responsible for managing all compliance and regulatory matters for our Manager.

Distributions

On December 26, 2024, our board of managers authorized a daily cash distribution of $0.0014 per share of our common shares to shareholders as of the close of business on each day in the period commencing on January 1, 2025 and ending on January 31, 2025. The distributions were paid on or about February 15, 2025.

On December 26, 2024, our board of managers authorized a daily cash distribution of $0.0014 per share of our common shares to shareholders as of the close of business on each day in the period commencing on February 1, 2025 and ending on February 28, 2025. The distributions were paid on or about March 15, 2025.

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On December 26, 2024, our board of managers authorized a daily cash distribution of $0.0014 per share of our common shares to shareholders as of the close of business on each day in the period commencing on March 1, 2025 and ending on March 31, 2025. The distributions were paid on or about April 15, 2025.

Estimated NAV Per Share as of December 31, 2024

On January 28, 2025, our Manager determined that our estimated NAV per share is $8.26 as of December 31, 2024. The estimated NAV per share calculation as of December 31, 2024 reflects the total value of our assets minus the total value of our liabilities, divided by the number of common shares outstanding as of December 31, 2024.

As with any methodology used to estimate value, the methodology employed by Realty Mogul Co.’s internal accountants or asset managers is based upon a number of estimates and assumptions about future events that may not be accurate or complete. Further, different parties using different assumptions and estimates could derive a different NAV per share, which could be significantly different from our calculated NAV per share. Our NAV per share will fluctuate over time and does not represent: (i) the price at which our shares would trade on a national securities exchange, (ii) the amount per share a shareholder would obtain if he, she or it tried to sell his, her or its shares or (iii) the amount per share shareholders would receive if we liquidated our assets and distributed the proceeds after paying all our expenses and liabilities.

Non-GAAP Financial Measures

We disclose financial measures calculated and presented in accordance with GAAP; however, we provide certain financial information on a non-GAAP basis (“non-GAAP financial measures”). We provide non-GAAP financial measures to provide information that may assist investors in understanding our results of operations and assessing our prospects for future performance. Our Manager believes that FFO and AFFO, which are non-GAAP financial measures, are additional appropriate measures of the operating performance of a REIT and of our Company in particular. We compute FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of depreciable properties, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, and after adjustments for unconsolidated/uncombined partnerships and joint ventures. FFO, as defined by NAREIT, is a computation made by analysts and investors to measure a real estate company’s cash flow generated by operations.

We calculate AFFO by subtracting from (or adding to) FFO:

●	the amortization or accrual of various deferred costs; and
●	an adjustment to reverse the effects of unrealized gains/(losses).

Our calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs. Our management utilizes FFO and AFFO as measures of our operating performance, and believes they are also useful to shareholders, because they facilitate an understanding of our operating performance after adjustment for certain non-cash expenses. Additionally, FFO and AFFO serve as measures of our operating performance because they facilitate evaluation of our company without the effects of selected items required in accordance with GAAP that may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods. Furthermore, although FFO, AFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO and AFFO may provide us and our shareholders with an additional useful measure to compare our financial performance to certain other REITs.

Neither FFO nor AFFO is equivalent to net income or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor AFFO should be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity. Our non-GAAP financial measures may not necessarily be comparable to similarly titled information presented by other companies, and may not be appropriate measures for comparing our performance relative to other companies.

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Our unaudited FFO and AFFO calculations for the years ended December 31, 2024 and 2023 are as follows:

	For the Year	For the Year
	Ended	Ended
	December 31,	December 31,
	2024	2023
	(in thousands)	(in thousands)
GAAP net loss attributable to RealtyMogul Income REIT, LLC	$(7,040)	$(6,043)
Add: depreciation of properties	10,924	9,419
Adjustments for noncontrolling interest in depreciation	(2,937)	(2,400)
Add: amortization of lease intangibles	2,458	1,785
Adjustments for noncontrolling interest in amortization of lease intangibles asset	(698)	(519)
Less: amortization of lease intangible liabilities	(224)	(206)
Adjustments for noncontrolling interest in amortization of lease liabilities	82	150
Add: amortization of lease commissions	243	(59)
Adjustments for noncontrolling interest in amortization of lease commissions	(88)	265
Add: amortization of real estate tax abatement	463	(75)
Add: amortization of real estate tax abatement	243	(59)
Adjustments for noncontrolling interest in amortization of real estate tax abatement	(142)	80
Adjustments for change in fair value of interest rate swaps	—	849
Adjustments for noncontrolling interest in change in fair value of interest rate swaps	—	(370)
Adjustments for change in fair value of interest rate caps	716	957
Adjustments for noncontrolling interest in change in fair value of interest rate caps	(241)	(328)
Adjustments for unrealized loss on marketable securities	(114)	14
Adjustments for realized gain on marketable securities	—	—
Adjustments for gain on sale of real estate investment	—	—
Funds from operations (“FFO”) applicable to common shares	3,402	3,519
Add: amortization of deferred financing costs	507	467
Adjustments for noncontrolling interest in amortization of deferred financing costs	(156)	(130)
Add: stock award compensation	30	32
Adjustments for straight - line rent recognition	—	—
Adjusted funds from operations (“AFFO”) applicable to common shares	$3,783	$3,888

Item 3. Directors and Officers

Our Manager

Our Manager manages our day-to-day affairs, including the acquisition and disposition of our investments. Our Manager has appointed a board of managers to represent and assist our Manager in discharging its responsibilities relating to the management, operation and control of our business and affairs pursuant to the terms of the LLC Agreement. Our Manager and its officers are not required to devote all their time to our business and are only required to devote such time to our affairs as their duties require.

19

Board of Managers

The charter of our board of managers provides that our board of managers will consist of at least two members appointed by the Manager, a majority of which must be “independent.” “Independent” means an individual who satisfies all applicable criteria for independence established by the SEC and the New York Stock Exchange. Our Manager may, in its sole discretion, at any time and from time to time increase or decrease (to a number not less than two) the size of the board of managers. All members of the board of managers shall have a working familiarity with the Company’s standards and practices. The members of the board of managers are appointed by our Manager and shall serve until their successors are duly appointed and qualify. Any manager may resign at any time and may be removed at any time by our Manager, in its sole discretion. Any vacancy created by the resignation, removal, death, adjudicated incompetence or other incapacity as a manager may be filled by the Manager. Any manager appointed to fill a vacancy shall serve until his or her successor is duly assigned and qualifies. Our Manager shall, or shall delegate to the members of the board of managers the responsibility to, designate one member of the board of managers to serve as chairperson of the board of managers.

The members of our board of managers will not be required to devote all of their time to our business and only are required to devote the time to our affairs as their duties reasonably require. We expect that our board of managers will meet on a regular basis at least four times annually, or more often as it deems necessary or appropriate, in its judgment, either in person, telephonically or by video conference, and at such times and places as the board of managers determines.

The Board of Managers will be indemnified by the Company to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the Company and reasonable counsel fees and disbursements on a solicitor and client basis) arising from the performance of any of their duties or obligations in connection with their service to the Company, or any investment made or held by the Company.

As of the date of this Annual Report, the members of our board of managers are as follows:

Name	Age	Position
Jilliene Helman	38	Manager
Flynann Janisse	55	Independent Manager
Louis S. Weeks III	71	Independent Manager

Jilliene Helman has served on our board of managers since August 2024. She has served as our Manager’s Chief Executive Officer since its inception in March 2016 and previously served as its Chief Financial Officer from October 2018 to February 2022. Since May 2012, Ms. Helman has served as the Chief Executive Officer and a director of Realty Mogul, Co., where she is responsible for Realty Mogul, Co.’s strategic direction and operations. During this time, over $1.0 billion of investments with property values worth over $8 billion have been listed on the Realty Mogul Platform. From July 2008 to September 2012, Ms. Helman served in a variety of capacities at Union Bank, including as a Management Training Associate; an Assistant Vice President, Sales Development Manager; and Vice President, Corporate Risk Management. Ms. Helman held these positions across the wealth management, finance and risk management departments of Union Bank. Ms. Helman is a Certified Wealth Strategist and holds Series 7, Series 63 and Series 24 licenses. Ms. Helman has a Bachelor of Science in Business Administration degree from Georgetown University.

Flynann Janisse has served as one of our independent managers since August 2024. She has also served as an independent director of RealtyMogul Apartment Growth REIT, Inc. since July 2017. She is serving as the Executive Director of Rainbow Housing Assistance Corporation (“Rainbow”), President and Executive Director of Equality Community Housing Corporation, and President and Chairman of the Board of Rainbow Housing Texas, Inc. Ms. Janisse supports the national operations of an award-winning Resident Services Division of Rainbow and the asset management for an extensive affordable housing portfolio. Prior to joining Rainbow, Ms. Janisse served as Director of Property Management at Community Services of Arizona, a fully-integrated management company specializing in the management of multifamily, service-enriched affordable housing. Ms. Janisse has extensive experience in managing market rate (REIT), Section 42 Tax Credit, Project Section 8, and HUD and RD-financed housing communities. As an Advisory Board member for Novogradac’s Journal of Tax Credits, Ms. Janisse is honored to provide industry knowledge through publications reaching over 45,000 readers and to serve as a judge for their industry Development of Distinction Awards at the Tax Credit Developers Conference recognizing excellence and ingenuity in the development of tax credit projects across the country using the Low Income Housing Tax Credit Program. With 30+ years of experience in asset management, with an emphasis on the development and implementation of social service programs for service-enriched affordable housing, she has assembled a team of professionals to serve the mission of Rainbow with integrity and passion.

20

Louis S. Weeks III has served as one of our independent managers since August 2024. Prior to our Manager’s appointment of our board of managers, Mr. Weeks served as our Independent Representative from January 2021 until August 29, 2024. He has also served as an independent director of RealtyMogul Apartment Growth REIT, Inc. since July 2017. Mr. Weeks is the Founder and Principal at SeaburyCoxe Advisors LLC, consultants in financing and investing in commercial real estate. The firm is located in Baltimore, MD and is active nationally with projects and clients in New York, Philadelphia, Hartford and Los Angeles. Mr. Weeks has been involved in commercial real estate investments and finance for more than 35 years. He spent 26 years at ColumbiaNational Real Estate Finance, an 80-year-old Mortgage Banking firm in Baltimore, MD founded by the late James W. Rouse. His responsibilities included 10 years as the firm’s Managing Partner and CEO. He was responsible for the firm’s overall operations, production, servicing and finance. Over the years, Mr. Weeks has arranged debt and equity for clients totaling over $3.0 billion. Mr. Weeks’ early career was spent in the banking industry in New York City with Manufacturers Hanover Trust and Bankers Trust Co. He has been an active member of the local chapters of NAIOP (the Commercial Real Estate Development Association), the Urban Land Institute, the International Council of Shopping Centers, the Mortgage Bankers Association and the Baltimore Downtown Partnership and served on numerous local community organizations. Mr. Weeks graduated from Skidmore College as a Periclean Scholar with a degree in Philosophy and attended Pratt Institute as a candidate for a Masters of Architecture degree.

Compensation of Board of Managers

We typically pay each member of our board of managers a retainer of 1,000 common shares per year. All members of the board of managers will receive reimbursement of all reasonable out-of-pocket expenses incurred in connection with their service to the Company, including attendance at each meeting of the board of managers. Members of the board of managers are not reimbursed by us, our Sponsor, our Manager or any of their affiliates for spouses’ expenses to attend events (if any) to which spouses are invited. No cash or equity compensation was paid to our board of managers for their service as members of the board of managers in 2024.

Executive Officers of our Manager

As of the date of this Annual Report, the executive officers of our Manager and their positions and offices are as follows:

Name	Age	Position
Jilliene Helman	38	Chief Executive Officer
Kevin Moclair	52	Chief Accounting Officer
Erik Hansen	42	Chief Compliance Officer
Eric Levy	38	Managing Director

The biography for Jilliene Helman is set forth in the section titled “Board of Managers” above.

Kevin Moclair has served as our Manager’s Chief Accounting Officer since February 2022. Mr. Moclair is responsible for all our financial accounting and reporting. From April 2009 to February 2022, Mr. Moclair served as Chief Accounting Officer for Ladder Capital, an internally managed commercial REIT specializing in underwriting commercial real estate. In that role, Mr. Moclair developed and implemented the financial reporting infrastructure from initial private equity structure through public debt and equity issuances and related SEC reporting requirements. From 1998 to March 2009, Mr. Moclair served as Controller – US Operations for Rabobank International, a global banking institution focused in the food and agricultural sector. As Controller, he managed the accounting, product control and regulatory reporting functions as well as participating in local and global implementation of reporting processes and systems to support local and global requirements, including Sarbanes-Oxley Act of 2002 implementation and reporting. From 1994 to 1998, Mr. Moclair worked as a senior auditor with Ernst & Young LLP in the Financial Services Audit and Advisory Services Group. Mr. Moclair has a Bachelor of Science in Accounting (Business Administration) degree from Manhattan College, Riverdale, New York.

21

Erik Hansen has served as our Manager’s Chief Compliance Officer since February 2025. Mr. Hansen is responsible for is responsible for managing all compliance and regulatory matters for our Manager. From 2018 to 2024, Mr. Hansen served in private practice as an attorney at two AmLaw 100 law firms in their investment management practice groups, working primarily with capital groups, family offices, and registered investment advisors with compliance and regulatory issues. Mr. Hansen has previously served as Chief Compliance Officer to SEC-registered investment advisors for large, national financial services firms. Mr. Hansen has a Bachelor of Arts from Indiana University and Juris Doctorate from Boston University.

Eric Levy has served as our Manager’s Managing Director since April 2024. Previously, he served as our Manager’s Vice President, Portfolio Manager since January 2019. Mr. Levy has served as a Vice President, Asset Management of Realty Mogul, Co. since October 2017. Mr. Levy is responsible for portfolio and asset management for debt and equity assets held by us and by RealtyMogul Apartment Growth REIT, Inc. From April 2013 to September 2017, Mr. Levy served as Strategic Projects Manager at World Class Capital Group, a national real estate investment firm focused on acquiring, developing and managing real estate with over $1.2 billion in assets under management. In that role, he led the asset management of over 2.3 million square feet of retail and office properties, oversaw capital improvement plans for over 4.5 million square feet of self-storage facilities, managed portfolio-wide investor reporting and investor relationships and helped to develop the operational infrastructure of the company. From August 2010 to March 2013, Mr. Levy served as Senior Paralegal – M&A, Real Estate, Credit at Willkie, Farr & Gallagher LLP. Mr. Levy has more than ten years of experience in commercial real estate. Mr. Levy has a Bachelor of Arts degree from the University of Wisconsin-Madison.

Family Relationships and Other Relationships

There are no family relationships between any director, executive officer, person nominated or chosen by us to become a director or executive officer or any significant employee. There are no arrangements or understandings between or among our executive officers and directors pursuant to which any director or executive officer was or is to be selected as a director or executive officer.

Compensation of Executive Officers of our Manager

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us. As described above, certain of the executive officers of Realty Mogul, Co. also serve as executive officers of our Manager. Each of these individuals receives compensation for his or her services, including services performed for us on behalf of our Manager, from Realty Mogul, Co. As executive officers of our Manager, these individuals will manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. We will indirectly bear some of the costs of the compensation paid to these individuals through fees we pay to our Manager. In addition, we pay each of the Chief Executive Officer and Managing Director of our Manager a retainer of 1,000 common shares per year.

Independent Representative

On January 22, 2021, our Manager appointed Louis S. Weeks III to serve as an independent representative. In consideration for his services, Mr. Weeks was paid a retainer of 1,000 common shares per year. Our Manager appointed a board of managers, effective as of July 25, 2024, to represent and assist our Manager in discharging its responsibilities relating to the management, operation and control of our business and affairs pursuant to the terms of the LLC Agreement. The independent representative was terminated effective upon the appointment of the board of managers.

22

Item 4. Security Ownership of Management and Certain Securityholders

The following table sets forth the beneficial ownership of our common shares as of the date of this Annual Report for each person or group that holds more than 10% of our common shares, for each executive officer of our Manager, for the executive officers of our Manager as a group and for our independent representative. To our knowledge, each person that beneficially owns our common shares has sole voting and disposition power with regard to such shares. Percentages of beneficial ownership are based on 11,813,062 shares of our common shares outstanding as of March 31, 2025. As of March 31, 2025, no person or group held more than 10% of our common shares.

Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 10573 W. Pico Blvd., PMB #603, Los Angeles, CA 90064.

	Number of
	Shares	Percent
	Beneficially	of All
Name of Beneficial Owner (1)	Owned	Shares
RM Sponsor, LLC (2)	340	*	%
Jilliene Helman	5,624	*
Eric Levy	7,082	*
Kevin Moclair	-	-
Erik Hansen	-	-
Flynann Janisse	1,000	*
Louis S. Weeks III	5,703	*
All executive officers of our Manager and members of our board of managers as a group (6 persons)	19,749	*	%

* Represents less than 1.0% of our outstanding common shares.

(1)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.

(2)	All voting and investment decisions with respect to our common shares that are held by RM Sponsor, LLC are controlled by its manager, Jilliene Helman. Ms. Helman disclaims beneficial ownership of such shares.

Item 5. Interest of Management and Others in Certain Transactions

For information responsive to this Item, please see Note 8 – “Related Party Arrangements” in Item 7. “Financial Statements” below.

Item 6. Other Information

None.

23

Item 7. Financial Statements

RealtyMogul Income REIT, LLC

F-1

Independent Auditor's Report

To the Board of Managers of
RealtyMogul Income REIT, LLC

Opinion

We have audited the consolidated financial statements of RealtyMogul Income REIT, LLC (the "Company") which comprise the consolidated balance sheets as of December 31, 2024 and 2023 and the related consolidated statements of operations, members' equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of RealtyMogul Income REIT, LLC as of December 31, 2024 and 2023, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America ("GAAS"). Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company, and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for one year after the date that the consolidated financial statements are available to be issued.

Auditor's Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.
●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.
●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ CohnReznick LLP

Atlanta, Georgia

April 28, 2025

F-2

RealtyMogul Income REIT, LLC

Consolidated Balance Sheets

As of December 31, 2024 and 2023

(Amounts in thousands, except share and per share data)

	As of December 31,
	2024	2023
ASSETS
Real estate investments, at cost
Land	$32,140	$32,815
Building and improvements	279,654	274,302
Tenant improvements	9,648	9,040
Total real estate investments, at cost	321,442	316,157
Less accumulated depreciation	(33,592)	(25,784)
Real estate investments, net	287,850	290,373
Real estate held for sale	10,361	-
Real estate debt investments, net	3,325	3,325
Marketable securities, at fair value	2,502	12,477
Intangible lease assets, net	4,315	6,440
Lease commissions, net	1,484	933
Real estate tax abatement, net	5,290	3,375
Cash and cash equivalents	11,205	14,665
Shareholder funds receivable	29	25
Deferred offering costs, net	219	34
Restricted cash, escrows and deposits	6,310	6,813
Prepaid expenses	636	524
Interest receivable	34	34
Rent receivable, net	1,326	944
Interest rate caps, at fair value	-	575
Other receivables	155	299
Total Assets	$335,041	$340,836

LIABILITIES AND MEMBERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$5,214	$6,384
Deferred offering costs payable	19	40
Mortgages payable, net of deferred financing costs of $2,848 and $1,788 and $2,267 and $1,626 discount, respectively	215,467	222,962
‘Mortgage payable related to real estate asset held for sale, net of $87 and $0 deferred financing cost	9,983	-
Intangible lease liabilities, net	856	1,080
Security deposits	1,106	1,092
Distributions payable	492	611
Settling subscriptions payable	1,271	1,341
Asset management fee payable	77	98
Other liabilities	1,007	619
Member loan payable, net	191	8
Total Liabilities	235,683	234,235

Members’ Equity
Common shares; unlimited shares authorized; 11,671,758 and 11,647,918 shares issued and outstanding as of December 31, 2024 and 2023, respectively	115,701	115,240
Accumulated deficit	(46,202)	(32,462)
Total RealtyMogul Income REIT, LLC Equity	69,499	82,778
Noncontrolling interests in consolidated joint ventures	29,859	23,823
Total Members’ Equity	99,358	106,601

Total Liabilities and Members’ Equity	$335,041	$340,836

The accompanying notes are an integral part of these consolidated financial statements.

F-3

RealtyMogul Income REIT, LLC

Consolidated Statements of Operations

For the Years Ended December 31, 2024 and 2023

(Amounts in thousands, except share and per share data)

	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
Revenues
Rental income, net	$33,913	$30,257
Other revenue	1,646	1,429
Interest income	788	774
Preferred return income	473	472
Total Revenues	36,820	32,932

Operating Expenses
Asset management fees	1,515	1,580
Depreciation and amortization	14,088	11,620
Real estate operating expenses	16,401	14,693
Servicing fee	17	17
General and administrative expenses	2,791	2,379
Total Operating Expenses	34,812	30,289
Operating Income	2,008	2,643
Other (Income) and Expenses
Interest expense	11,307	9,202
Change in fair value of interest rate swaps	-	849
Change in fair value of interest rate caps	716	957
Other income	(143)	(169)
Unrealized (gain) loss on investment in marketable securities	(115)	14
Consolidated Net Loss	(9,757)	(8,210)
Net Loss attributable to Noncontrolling Interests	(2,717)	(2,167)
Net Loss attributable to RealtyMogul Income REIT, LLC	$(7,040)	$(6,043)

Net loss per basic and diluted common share	$(0.60)	$(0.52)
Weighted average common shares outstanding	11,763,521	11,551,716

The accompanying notes are an integral part of these consolidated financial statements.

F-4

RealtyMogul Income REIT, LLC

Consolidated Statements of Members’ Equity

For the Years Ended December 31, 2024 and 2023

(Amounts in thousands, except share data)

	Common Shares		Accumulated	Total Realty Mogul Income REIT,	Noncontrolling Interest in Consolidated	Total Members’
	Shares	Amount	Deficit	LLC Equity	Joint Ventures	Equity
Balance as of December 31, 2022	11,215,814	$110,855	$(19,093)	$91,762	$24,570	$116,332
Proceeds from issuance of common shares	975,804	10,289	-	10,289	-	10,289
Stock award	3,000	32	-	32	-	32
Repurchase of common shares	(546,700)	(5,626)	-	(5,626)	-	(5,626)
Amortization of deferred offering costs	-	(310)	-	(310)	-	(310)
Contributions from noncontrolling interests	-	-	-	-	2,676	2,676
Distributions declared on common shares	-	-	(7,326)	(7,326)	-	(7,326)
Distributions to noncontrolling interests	-	-	-	-	(1,256)	(1,256)
Net loss	-	-	(6,043)	(6,043)	(2,167)	(8,210)
Balance as of December 31, 2023	11,647,918	$115,240	$(32,462)	$82,778	$23,823	$106,601
Proceeds from issuance of common shares	649,030	6,120	-	6,120	-	6,120
Stock award	3,000	30	-	30	-	30
Repurchase of common shares	(628,190)	(5,505)	-	(5,505)	-	(5,505)
Amortization of deferred offering costs	-	(184)	-	(184)	-	(184)
Contributions from noncontrolling interests	-	-	-	-	10,382	10,382
Distributions declared on common shares	-	-	(6,700)	(6,700)	-	(6,700)
Distributions to noncontrolling interests	-	-	-	-	(1,629)	(1,629)
Net loss	-	-	(7,040)	(7,040)	(2,717)	(9,757)
Balance as of December 31, 2024	11,671,758	$115,701	$(46,202)	$69,499	$29,859	$99,358

The accompanying notes are an integral part of these consolidated financial statements.

F-5

RealtyMogul Income REIT, LLC

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2024 and 2023

(Amounts in thousands)

	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
OPERATING ACTIVITIES:
Consolidated net loss	$(9,757)	$(8,210)
Adjustments to reconcile consolidated net loss to net cash provided by operating activities:
Depreciation	10,924	9,420
Unrealized (gain) loss on investment in marketable securities	(115)	14
Stock award compensation	30	32
Amortization of intangible assets relating to leases	2,458	1,785
Amortization of intangible liabilities relating to leases	(224)	(206)
Amortization of deferred financing costs	507	467
Amortization of real estate tax abatement	463	265
Amortization of lease commissions	244	149
Amortization of marketable securities discount	(41)	(507)
Net change in fair value of interest rate swaps	-	849
Net change in fair value of interest rate caps	716	957
Changes in assets and liabilities:
Net change in prepaid expenses	(112)	23
Net change in rent receivable	(382)	(228)
Net change in other receivables	144	(188)
Net change in other assets	-	16
Net change in accounts payable and accrued expenses	(1,167)	3,218
Net change in asset management fee payable	(21)	16
Net change in security deposit	14	193
Net change in other liabilities	388	(279)
Net cash provided by operating activities	4,069	7,786
INVESTING ACTIVITIES:
Purchases of real estate	(5,263)	(16,122)
Payment of lease commissions	(795)	(375)
Purchase of marketable securities	-	(35,447)
Improvements to real estate	(2,902)	(5,494)
Proceeds from sales of marketable securities	10,130	40,968
Net cash provided by (used in) investing activities	1,170	(16,470)
FINANCING ACTIVITIES:
Proceeds from the issuance of common shares	2,846	6,563
Repurchase of common shares	(5,575)	(5,372)
Payment of cash distributions	(3,550)	(3,346)
Capital contribution from noncontrolling interests	10,382	2,676
Distribution to noncontrolling interest	(1,629)	(1,256)
Borrowings under mortgages payable	24,692	9,865
Deferred offering costs paid	(390)	(114)
Payment of finance costs	(1,654)	(361)
Repayment of debt	(34,505)	(109)
Proceeds from member loan, net	181	8
Net cash (used in) provided by financing activities	(9,202)	8,554

Net decrease in cash and cash equivalents and restricted cash	(3,963)	(130)
Cash and cash equivalents and restricted cash, beginning of year	21,478	21,608
Cash and cash equivalents and restricted cash, end of year	$17,515	$21,478

Cash paid for interest	$11,506	$8,018
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITY:

Shareholder funds receivable	$(4)	$267
Change in settling subscriptions payable	$(70)	$254
Change in distributions declared but not paid	$(119)	$(12)
Change in deferred offering costs payable	$(21)	$21
Shares issued through distribution reinvestment program	$3,269	$3,992
Mortgage assumed through real estate acquisition	$13,307	$10,890

The accompanying notes are an integral part of these consolidated financial statements.

F-6

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2024 and 2023

(Amounts in thousands, except share and per share data)

Note 1 – Formation and Organization

RealtyMogul Income REIT, LLC (the “Company”) is a Delaware limited liability company formed on March 2, 2016 to invest in and manage a diversified portfolio of investments in commercial real estate loan and equity assets, including, without limitation, senior debt, mezzanine debt, junior debt participation, equity interests, including joint ventures and limited partnerships, preferred equity, and other real estate-related assets. The Company was formed under the name MogulREIT I, LLC and, effective October 15, 2021, changed its name to RealtyMogul Income REIT, LLC. The use of the terms “RealtyMogul Income REIT,” the “Company,” “we,” “us,” or “our” in this annual report refer to RealtyMogul Income REIT, LLC and its subsidiary collectively, unless the context indicates otherwise.

The Company is externally managed by RM Adviser, LLC (“RM Adviser” or our “Manager”), which is an affiliate of the Company’s sponsor, RM Sponsor, LLC (our “Sponsor”). Our Manager and our Sponsor are each wholly owned subsidiaries of Realty Mogul, Co. Our Manager is an investment adviser registered with the Securities and Exchange Commission (“SEC”).

The Company’s investing and management activities related to commercial real estate are all considered a single reportable business segment for financial reporting purposes. All of the investments the Company has made to date have been in domestic commercial real estate assets with similar economic characteristics, and the Company evaluates the performance of all of its investments using similar criterion.

We believe we have operated in such a manner as to qualify as a real estate investment trust (“REIT”) for federal income tax purposes.

On August 12, 2016, our initial offering of common shares, which represent limited liability company interests in our Company (the “Initial Offering”), was qualified by the SEC, and we commenced operations on August 15, 2016. On May 7, 2019, we commenced our follow-on offering (the “Follow-on Offering”) and terminated our Initial Offering. On May 13, 2022, we commenced our second follow-on offering (the “Second Follow-on Offering” and, together with the Initial Offering and the Follow-on Offering, the “Offerings”) and terminated our Follow-on Offering. We are continuing to offer in the Second Follow-on Offering up to $67,475 of our common shares (comprising $62,832 in shares in our primary offering and $4,464 in shares pursuant to our distribution reinvestment plan), which represents the value of the shares available to be offered as of July 1, 2024 out of the rolling 12-month maximum offering amount of $75,000 of our common shares. Our offering price per share equals the most recently announced net asset value (“NAV”) per share, which is $8.26 per share, as of December 31, 2024. As of December 31, 2024, we had issued an aggregate of 14,239,181 common shares in the Offerings for gross offering proceeds of approximately $145,353.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying consolidated balance sheets, statements of operations, statements of members’ equity, statements of cash flows and related notes to the consolidated financial statements of the Company are prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). The Company has adopted a calendar year-end for financial reporting.

F-7

GAAP requires any subsidiaries, investment, or affiliates under the Company’s control to be consolidated. The consolidated financial statements of the Company include its wholly-owned subsidiary, Realty Mogul 83, LLC (“RM83”), which was formed during 2017, its controlled joint ventures, RM La Privada, LLC (“La Privada”), RM The Hamptons, LLC (“The Hamptons”), and Columbus Office Portfolio, LLC (“Columbus”), all of which were acquired during 2019, RM Pohlig, LLC (“Pohlig”) and RM Lubbock MOB, LLC (“Lubbock MOB”), both of which were acquired during 2020, RM Turtle Creek, LLC (“Turtle Creek”), RM Kings Landing, LLC (“Kings Landing”), RM Roosevelt Commons, LLC (“Roosevelt Commons”), RM Minnehaha Meadows, LLC (“Minnehaha Meadows”) and RM Bentley, LLC (“Bentley Apartments”), all of which were acquired during 2021, RM Haverford Place, LLC (“Haverford Place”), RM Edison, LLC (“Edison Apartments”) and RICORE Columbia Square, LLC (“Columbia Square”), all of which were acquired during 2022, RICORE Acropolis LLC (“The Acropolis”), which was acquired during 2023, and RM 223 E Town, LLC (“223 E Town Apartments”), which was acquired during 2024.

All significant intercompany balances and transactions are eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual events and results could differ from those assumptions and estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of demand deposits. Cash and cash equivalents are carried at cost which approximates fair value.

Earnings Per Share

Basic earnings per share is calculated on the basis of weighted-average number of common shares outstanding during the period. Basic earnings per share is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted net income per common share equals basic net income per common share as there were no potentially dilutive securities outstanding during the years ended December 31, 2024 and 2023.

Shareholder Funds Receivable

Shareholder funds receivable consists of shares that have been issued with subscriptions that have not yet settled. As of December 31, 2024 and 2023, there was $29 and $25, respectively, in subscriptions that had not settled. All of these funds settled subsequent to year-end. Shareholder funds receivable are carried at cost which approximates fair value.

Settling Subscriptions Payable

Share repurchases initiated in December 2024 and December 2023 were settled in February 2025 and February 2024, respectively. These liabilities were reversed subsequent to December 31, 2024 and December 31, 2023 when the share repurchases settled in February 2025 and February 2024, respectively.

Concentration of Credit Risk

At times, our cash may exceed the Federal Deposit Insurance Corporation deposit insurance limit of $250 per institution. The Company mitigates credit risk by placing cash with major financial institutions. To date, the Company has not experienced any losses on cash.

F-8

Geographic Concentration

As of December 31, 2024, the Company’s investments in real estate operate in Virginia, Ohio, Texas, Missouri, Washington, Kentucky and Oregon. Future operations could be affected by changes in economic or other conditions in those geographical areas or the demand for such housing and commercial real estate in those geographical areas.

For the year ended December 31, 2024, the Company’s annualized rental income in real estate equity investments by state is approximately 44%, 16%, 12%, 10%, 8%, 6% and 4%, for Ohio, Missouri, Virginia, Texas, Kentucky, Washington and Oregon, respectively.

Organization, Offering and Related Costs

Organization and offering costs of the Company are initially being paid by the Manager on behalf of the Company. These organization and offering costs include all expenses to be paid by the Company in connection with the formation of the Company and the qualification of the Offerings, and the marketing and distribution of shares, including, without limitation, expenses for printing and amending offering statements or supplementing offering circulars, mailing and distributing costs, advertising and marketing expenses, charges of experts and fees and expenses and taxes related to the filing, registration and qualification of the sale of shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees.

The Company expenses organization costs as incurred and offering costs, when incurred, will be deferred and charged to members’ equity. The deferred offering costs will be charged against the gross proceeds of the Offerings when received or written off in the event that the Second Follow-on Offering is not successfully completed. The Manager and/or affiliates will be reimbursed for organization and offering expenses incurred in conjunction with the Offerings.

As of December 31, 2024 and 2023, the Manager had incurred offering costs of $4,067 and $3,697, respectively, on behalf of the Company. As of December 31, 2024 and 2023, $3,847 and $3,663, respectively, of offering costs had been amortized and were included in the consolidated statements of members’ equity. Deferred offering costs are amortized in proportion to the offering proceeds received over the offering proceeds expected to be received.

Variable Interest Entities and Voting Interest Entities

A variable interest entity (“VIE”) is an entity that lacks one or more of the characteristics of a voting interest entity. A VIE is defined as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The determination of whether an entity is a VIE includes consideration of various factors. These factors include review of the formation and design of the entity, its organizational structure including decision-making ability and relevant financial agreements, and analysis of the forecasted cash flows of the entity. We make an initial determination upon acquisition of a VIE and reassesses the initial evaluation of an entity as a VIE upon the occurrence of certain events.

F-9

A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its affiliates and agents has both the: (i) power to direct the activities that most significantly impact the VIE’s performance; and (ii) obligation to absorb the losses of the VIE or the right to receive the benefits from the VIE, which could be significant to the VIE. We determine whether we are the primary beneficiary of a VIE by considering various factors, including, but not limited to: which activities most significantly impact the VIE’s economic performance and which party controls such activities; the amount and characteristics of its investment; the obligation or likelihood for us or other interests to provide financial support; consideration of the VIE’s purpose and design, including the risks the VIE was designed to create and pass through to its variable interest holders and the similarity with and significance to the business activities of our interest and the other interests. We reassess our determination of whether we are the primary beneficiary of a VIE each reporting period. Significant judgments related to these determinations include estimates about the future performance of investments held by VIEs and general market conditions. The maximum risk of loss related to our investments is limited to our recorded investment in such entities, if any.

A voting interest entity (“VOE”) is an entity in which equity investors have the characteristics of a controlling financial interest and have sufficient equity at risk to finance its activities. A controlling financial interest exists if limited partners with equity at risk are able to exercise substantive kick-out rights or are able to exercise substantive participation rights. Under the VOE model, generally, only a single limited partner that is able to exercise substantial kick-out rights will consolidate the entity.

As of December 31, 2024 and 2023, the Company held investments in 15 and 14 entities, respectively, which were evaluated under the VOE model and are consolidated because the Company is able to exercise substantial kick-out rights and substantive participation rights.

Commercial Real Estate Debt Investments

Our commercial real estate debt investments are generally classified as held to maturity as we have both the intent and the ability to hold these investments to maturity and, accordingly, are carried at cost, net of unamortized loan fees, premium, discount and unfunded commitments, reduced by an allowance for credit losses. We review our debt related investments on a monthly basis, or more frequently when such an evaluation is needed, to determine if an allowance for credit loss is required. The Company recognizes an allowance for credit losses for financial assets carried at amortized cost and other qualifying receivables to present the net amount expected to be collected as of the consolidated balance sheet date using the probability of default/loss given default method using historical losses adjusted for current conditions and reasonable and supportable forecasts. Such allowance is based on the credit losses expected to arise over the life of the asset (contractual term) which includes consideration of prepayments and based on the Company’s expectations as of the consolidated balance sheet date. Assets are written off when the Company determines that such financial assets are deemed uncollectible or based on regulatory requirements, whichever is earlier. Write-offs are recognized as a deduction from the allowance for credit losses. Expected recoveries of amounts previously written off, not to exceed the aggregate of the amount previously written off, are included in determining the necessary reserve at the consolidated balance sheet date. The Company elected to use the practical expedient for collateral dependent receivables as estimates for the recovery of debt investments is based on collateral value.

We have certain investments that are legally structured as equity investments with rights to receive preferred economic returns. We report these investments as real estate debt securities when the common equity holders have a contractual obligation to redeem our preferred equity interest at a specified date.

F-10

Income Taxes

The Company has elected to be taxed, and currently qualifies, as a REIT for federal income tax purposes. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its taxable income to its shareholders. As a REIT, the Company generally is not subject to federal corporate income tax on that portion of its taxable income that is currently distributed to shareholders. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income. No material provisions have been made for federal income taxes in the accompanying consolidated financial statements, and no gross deferred tax assets or liabilities have been recorded as of December 31, 2024 and 2023.

For the years ended December 31, 2024 and 2023, $6,700 and $7,326, respectively, in distributions have been declared to shareholders. The Company expects its distributions to be characterized for federal income tax purposes as (i) ordinary income, (ii) non-taxable return of capital, or (iii) long-term capital gain. Distributions that exceed current or accumulated taxable earnings and profits constitute a return of capital for tax purposes and reduce the shareholders’ basis in the common shares. To the extent that distributions exceed both current and accumulated earnings and profits and the shareholders’ basis in the common shares, they will generally be treated as a gain or loss upon the sale or exchange of our shareholders’ common shares.

Tax periods from 2021 to 2024 remain open to examination by the major taxing authorities in all jurisdictions where we are subject to taxation.

Revenue Recognition

Interest income is recognized on an accrual basis and any related premium, discount, or origination costs and fees are amortized over the life of the investment using the effective interest method. Interest income is recognized on mezzanine loans classified as held to maturity and investments in preferred equity that are accounted for using the cost method if the terms of the equity investment include terms that are similar to interest on a debt instrument. As of December 31, 2024 and 2023, no amortization of premium, discount, or origination costs or fees have been recognized.

Rental income is recognized as rentals become due on a straight-line basis over the term of the lease when there are rent abatements or scheduled changes to contractual base rent. Rental payments received in advance are deferred until earned. All leases between the Company and tenants of the property are operating leases. For certain properties, in addition to contractual base rent, the tenants pay their share of taxes, insurance, common area maintenance, and utilities to the Company. The income and expenses associated with these properties are generally recorded on a gross basis when the Company is the primary obligor.

Tenant fees, such as application fees, administrative fees, late fees, and other revenues from tenants are recorded when amounts become due.

As a result of the adoption of Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”), the Company has updated its policies as it relates to revenue recognition. Revenue is measured based on consideration specified in a contract with a customer. The Company recognizes revenue when it satisfies a performance obligation by transferring control over a product or service to a customer.

F-11

Purchase Accounting for Acquisitions of Real Estate

The Company adopted the provisions of Accounting Standards Update (“ASU”) 2017-01, which provides that if substantially all the fair value of the gross assets is concentrated in any individual asset, the acquisition is treated as an asset acquisition as opposed to a business combination. Under an asset acquisition, costs directly related to the acquisition are capitalized as part of the purchase consideration. The purchase consideration includes cash paid, the fair value of equity or other assets issued, and the fair value of any assumed debt. The Company assesses the fair value of assumed debt based on estimated cash flow projections that utilize appropriate discount rates and available market information. Such inputs are categorized as Level 3 in the fair value hierarchy. The difference between the fair value and the stated principal of assumed debt is amortized using the effective interest method basis over the terms of the respective debt obligation.

The fair value of the purchase consideration is then allocated based on the relative fair value of the assets including land, buildings, site improvements and intangible assets including in-place leases at the acquisition date. The Company estimates the fair value of the assets using market-based, cost-based, and income-based valuation techniques.

Accounting for Long-Lived Assets and Impairment of Real Estate Owned

The Company reviews its real estate portfolio on a quarterly basis to ascertain if there are any indicators of impairment to the value of any of its real estate assets, including deferred costs and intangibles, to determine if there is any need for an impairment charge. In reviewing the portfolio, the Company examines one or more of the following: the type of asset, the current financial statements or other available financial information of the asset, and the economic situation in the area in which the asset is located. For each real estate asset owned for which indicators of impairment exist, management performs a recoverability test by comparing the sum of the estimated undiscounted future cash flows attributable to the asset to its carrying amount. If the aggregate undiscounted cash flows are less than the asset’s carrying amount, an impairment loss is recorded to the extent that the estimated fair value is less than the asset’s carrying amount. The estimated fair value is determined using a discounted cash flow model of the expected future cash flows through the useful life of the property. The analysis includes an estimate of the future cash flows that are expected to result from the real estate investment’s use and eventual disposition. These cash flows consider factors such as expected future operating income, trends and prospects, the effects of leasing demand, competition and other factors. As of December 31, 2024 and 2023, the Company determined that there was no impairment of long-lived assets.

For each lease we assume through an acquisition of a property, the Company applies ASC 805-20-25-12 to determine whether the terms of the lease are favorable or unfavorable compared with the market terms of a lease for a similar property at the acquisition date. If the terms are favorable, an above-market lease intangible asset is recorded, and if the terms are unfavorable, a below-market lease liability is recorded. ASC 805-20-25-12 does not provide further guidance on how to arrive at the fair value of the above- or below-market lease intangible asset or liability, so the Company refers to ASC 820 and ASC 842 for the appropriate valuation guidance. ASC 820 provides detailed guidance for using management’s judgment and other market participant considerations in assessing fair value when quoted prices are not available. Primarily all of the Company’s existing above- and below-market leases resulted from our 2019 to 2023 acquisitions of office properties.

F-12

Real Estate Held for Sale

The Company classifies real estate investments as being held for sale when management commits to a plan to sell the asset, the asset is available for immediate sale, an active program to locate a buyer has been initiated, the sale is highly probable to occur within one year, and it is unlikely that significant changes to the plan will be made. When a real estate investment is classified as held for sale, depreciation of the asset is discontinued and the asset is carried at the lower of its carrying amount or the fair value less costs to sell. As of December 31, 2024, the company determined that La Privada Apartments should be classified as held for sale at its carrying value in the amount of $10,361. The related mortgage net of debt insurance costs of $9,983 is also classified as held for sale as of December 31, 2024. During the year ended December 31, 2024, La Privada Apartments had a net operating income of $213.

Restricted Cash and Escrows

In November 2016, the Financial Accounting Standards Board issued ASU 2016-18, Statement of Cash Flows: Restricted Cash, which clarifies the presentation requirements of restricted cash within the statements of cash flows. The standard requires that changes in restricted cash and restricted cash equivalents during the period be included in the beginning and ending cash and cash equivalents balance reconciliation on the statements of cash flows. The adoption of this standard results in amounts previously recorded in cash provided by (used in) operating activities on the statements of cash flows to be included in the beginning and ending balances of cash and cash equivalents and restricted cash on the statements of cash flows. The adoption of this standard results in amounts detailed below that are reported as restricted cash and escrows and deposits on the consolidated balance sheets to be included in cash and cash equivalents and restricted cash on the consolidated statements of cash flows.

The following are the amounts reported on the consolidated balance sheets that are included in Cash and Cash Equivalents and Restricted Cash on the consolidated statements of cash flows:

	December 31, 2024	December 31, 2023

Cash and cash equivalents	$11,205	$14,665
Restricted cash, escrows and deposits	6,310	6,813
Total cash and cash equivalents and restricted cash	$17,515	$21,478

Allowance for Credit Losses

The Company maintains an allowance for credit losses for estimated losses resulting from the inability of a tenant to make required rent payments. As of December 31, 2024 and 2023, there was $269 and $341, respectively, in the allowance for credit losses. The Company records credit loss expense in real estate operating expenses in the consolidated statements of operations.

Advertising Costs

The Company’s policy is to expense advertising costs when incurred. Such costs incurred during the years ended December 31, 2024 and 2023, were $501 and $380, respectively.

F-13

Depreciation and Amortization

Depreciation of assets is computed on the straight-line method over the estimated useful life of the asset. Depreciation of buildings is computed on the straight-line method over an estimated useful life of 30 to 49 years. Site improvements, building improvements and tenant improvements are depreciated on the straight-line method over an estimated useful life of 1.1 to 19 years and depreciation of furniture, fixtures and equipment is computed on the straight-line method over an estimated useful life of 5 to 9 years. Improvements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Amortization of intangible lease assets is computed over the remaining life of the leases using the straight-line method. Amortization of the real estate tax abatement is computed over 10 to 15-year abatement period using the straight-line method.

Deferred Financing Costs and Mortgage Discount

Mortgage costs are deferred and amortized using the straight-line method, which management does not believe is materially different than the effective interest rate method, over the terms of the respective debt obligations. The Company recognizes a debt discount or premium in connection with mortgages assumed at fair value in accordance with ASC 805.

Fair Value

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1 — Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 — Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

On a recurring basis, the Company measures its investment in marketable securities at fair value consisting of its investment in exchange traded funds. The exchange traded funds are freely tradeable in active markets and fair value is based on the quoted market price for identical securities, which represents a Level 1 input and Level 1 measurement. The marketable securities are treated as trading securities with unrealized gains and losses from the change in fair value reported in the consolidated statements of operations.

The Company periodically will enter into interest rate cap agreements that are measured at fair value on a recurring basis in order to limit interest rate risk on variable rate mortgages and the Company does not use such agreements for trading purposes. The Company has determined that the fair value of the interest rate cap of $0 and $575, as of December 31, 2024 and 2023, respectively, in connection with Kings Landing, which is included in interest rate caps, at fair value in the accompanying consolidated balance sheets, was not significant. In determining the fair value of the interest rate cap, management uses the present value of expected cash flows based on market observable interest rate yield curves commensurate with the term of the instrument. The Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and that of the respective counterparty in the fair value measurement. The credit valuation adjustments utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by either the respective counterparty or the Company. However, management determined the impact on the credit valuation adjustments were not significant to the overall valuation of the interest rate caps as of December 31, 2024 and 2023. As a result, the fair value of the interest rate caps were considered to be based primarily using Level 2 inputs.

F-14

On a recurring basis, the Company measures its interest rate swap derivative on the Columbus portfolio at its estimated fair value. In determining the fair value of its interest rate swap derivative, the Company uses the present value of expected cash flows based on market observable interest rate yield curves commensurate with the term of the instrument. The Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and that of the respective counterparty in the fair value measurement. The credit valuation adjustments utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by either the respective counterparty or the Company. However, the Company determined that the impact of the credit valuation adjustments were not significant to the overall valuation of the swap. As a result, the fair value of the swap is considered to be based primarily on Level 2 inputs and a Level 2 measurement.

The Company is required to disclose an estimate of fair value of financial instruments for which it is practicable to estimate the fair value. For certain financial instruments, fair values are not readily available since there are no active trading markets characterized by current exchanges by willing parties. The Company believes that the carrying amount reasonably approximates the fair value of the Company’s financial instruments.

Fair Value Option

ASC 825, Fair Value Option for Financial Assets and Financial Liabilities (“ASC 825”), provides a fair value option election that allows companies to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities. ASC 825 permits the fair value option election on an instrument by instrument basis at initial recognition. We have decided not to make this election.

New Accounting Pronouncements

On January 1, 2023, the Company adopted ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments (“ASC 326”), and its related amendments using the modified retrospective method. The new standard changes the impairment model for most financial assets that are measured at amortized cost and certain other instruments, including trade receivables, from an incurred loss model to an expected loss model and adds certain new required disclosures. Under the expected loss model, entities will recognize credit losses to be incurred over the entire contractual term of the instrument rather than delaying recognition of credit losses until it is probable the loss has been incurred. In accordance with ASC 326, the Company evaluates certain criteria, including aging and historical write-offs, current economic condition of specific customers and future economic conditions, to determine the appropriate allowance for credit losses. The adoption of ASC 326 had an insignificant impact on opening retained earnings; therefore, management recognized the effect of adoption in the year ended December 31, 2023.

Note 3 – Real Estate Debt Investments

We believe the fair value of the debt investments approximates the carrying value of the debt investments as of December 31, 2024 and 2023. We have invested in 23 debt and debt-like investments with 22 of those investments paid off in full since inception through December 31, 2024.

The following table presents the Company’s investments in real estate debt related assets as of December 31, 2024 and 2023:

As of December 31, 2024:

Asset Type	Number	Original Principal Amount or Cost	Carrying Value	Average Investment Return	Allocation by Investment Type
Preferred Equity	1	$3,325	$3,325	14.00%	100.00%
Balance as of December 31, 2024	1	$3,325	$3,325	14.00%	100.00%

F-15

As of December 31, 2023:

Asset Type	Number	Original Principal Amount or Cost	Carrying Value	Average Investment Return	Allocation by Investment Type
Preferred Equity	1	$3,325	$3,325	14.00%	100.00%
Balance as of December 31, 2023	1	$3,325	$3,325	14.00%	100.00%

The following tables present certain information about the Company’s investments in real estate-related assets, as of December 31, 2024 and 2023, by contractual maturity grouping:

As of December 31, 2024:

Asset Type	Number	Amounts Maturing Within One Year	Amounts Maturing After One Year Through Five Years	Amounts Maturing After Five Years Through Ten Years	Amounts Maturing After Ten Years
Preferred Equity	1	$-	$3,325	$-	$-
Balance as of December 31, 2024	1	$-	$3,325	$-	$-

As of December 31, 2023:

Asset Type	Number	Amounts Maturing Within One Year	Amounts Maturing After One Year Through Five Years	Amounts Maturing After Five Years Through Ten Years	Amounts Maturing After Ten Years
Preferred Equity	1	$-	$3,325	$-	$-
Balance as of December 31, 2023	1	$-	$3,325	$-	$-

The following table describes our debt related investment activities for the years ended December 31, 2024 and 2023:

Investments in Debt:	Amount
Balance as of December 31, 2022	$3,325
Principal repayments	-
Balance as of December 31, 2023	3,325
Principal repayments	-
Balance as of December 31, 2024	$3,325

F-16

Credit Quality Monitoring

The Company’s debt investments and preferred equity investments that earn interest based on debt-like terms are typically secured by senior liens on real estate properties, mortgage payments, mortgage loans, or interests in entities that have interests in real estate similar to the interests described above. The Company evaluates its debt investments at least quarterly and differentiates the relative credit quality principally based on: (i) whether the borrower is currently paying contractual debt service or guaranteed preferred equity payments in accordance with its contractual terms; and (ii) whether the Company believes the borrower will be able to perform under its contractual terms in the future, as well as the Company’s expectations as to the ultimate recovery of principal at maturity. The Company considered investments for which it expects to receive full payment of contractual principal and interest payments as “performing.” As of December 31, 2024 and 2023, all investments are considered to be performing and no allowance for loan loss has been recorded. In the event that an investment is deemed other than performing, the Company will evaluate the instrument for any required impairment. As of both December 31, 2024 and 2023, none of our debt related investments were considered impaired, and no impairment charges were recorded in the consolidated financial statements.

Note 4 – Consolidated Investments in Real Estate

The following table presents the Company’s consolidated investments in real estate as of December 31, 2024:

Description of Property	Land	Building and Improvements	Tenant Improvements	Accumulated Depreciation	Total
223 E Town Apartments	$1,844	$13,923	$93	$(324)	$15,536
Columbus, OH
The Acropolis	1,887	20,220	2,102	(2,021)	22,188
Beavercreek, OH
Columbia Square	1,331	10,470	585	(975)	11,411
Cincinnati, OH
Edison Apartments	1,622	18,108	-	(1,325)	18,405
Gresham, OR
Haverford Place	2,749	30,381	-	(3,035)	30,095
Georgetown, KY
Bentley Apartments	1,565	25,645	-	(2,072)	25,138
Grove City, OH
Roosevelt Commons	889	11,901	-	(869)	11,921
Vancouver, WA
Minnehaha Meadows	1,290	15,426	-	(1,167)	15,549
Vancouver, WA
Kings Landing	3,901	38,022	65	(3,891)	38,097
Creve Coeur, MO
Turtle Creek	3,069	22,201	-	(2,183)	23,087
Fenton, MO
Lubbock MOB	1,359	6,173	264	(928)	6,868
Lubbock, TX
Pohlig	1,660	15,824	951	(2,761)	15,674
Richmond, VA
Columbus	4,748	31,166	5,588	(7,150)	34,352
Columbus, OH
The Hamptons	4,226	20,194	-	(4,891)	19,529
Virginia Beach, VA
Total	$32,140	$279,654	$9,648	$(33,592)	$287,850

F-17

The following table presents the Company’s consolidated investments in real estate as of December 31, 2023:

Description of Property	Land	Building and Improvements	Tenant Improvements	Accumulated Depreciation	Total
The Acropolis	1,887	19,267	2,102	(711)	22,545
Beavercreek, OH
Columbia Square	1,331	10,338	528	(521)	11,676
Cincinnati, OH
Edison Apartments	1,622	18,108	-	(843)	18,887
Gresham, OR
Haverford Place	2,749	30,260	-	(1,950)	31,059
Georgetown, KY
Bentley Apartments	1,565	25,622	-	(1,423)	25,764
Grove City, OH
Roosevelt Commons	889	11,901	-	(601)	12,189
Vancouver, WA
Minnehaha Meadows	1,289	15,426	-	(808)	15,907
Vancouver, WA
Kings Landing	3,901	37,793	65	(2,730)	39,029
Creve Coeur, MO
Turtle Creek	3,069	22,173	-	(1,622)	23,620
Fenton, MO
Lubbock MOB	1,359	6,173	264	(722)	7,074
Lubbock, TX
Pohlig	1,660	15,772	867	(2,123)	16,176
Richmond, VA
Columbus	4,748	30,484	5,214	(5,335)	35,111
Columbus, OH
The Hamptons	4,226	20,028	-	(3,834)	20,420
Virginia Beach, VA
La Privada Apartments	2,520	10,957	-	(2,561)	10,916
El Paso, TX
Total	$32,815	$274,302	$9,040	$(25,784)	$290,373

Depreciation expense for the year ended December 31, 2024, amounted to $10,924, which includes the La Privada Apartments classified as held for sale as of December 31, 2024. For the year ended December 31, 2023, depreciation expense was $9,420.

F-18

The following table presents the Company’s intangible lease assets and liabilities as of December 31, 2024:

Description of Property	Intangible Lease Asset	Amortized Intangible Lease Asset	Lease Commissions	Amortized Lease Commissions	Intangible Lease Liability	Amortized Intangible Lease Liability	Real Estate Tax Abatement	Amortized Real Estate Tax Abatement	Total
223 E Town Apartments	$333	$(219)	$-	$-	$-	$-	$2,377	$(198)	$2,293
Columbus, OH
The Acropolis	4,083	(1,725)	742	(50)	(110)	110	-	-	3,050
Beavercreek, OH
Columbia Square	1,466	(977)	126	(32)	(33)	15	-	-	565
Cincinnati, OH
Edison Apartments	294	(294)	-	-	-	-	-	-	-
Gresham, OR
Haverford Place	344	(344)	-	-	-	-	-	-	-
Georgetown, KY
Bentley Apartments	246	(246)	-	-	-	-	3,971	(860)	3,111
Grove City, OH
Roosevelt Commons	81	(81)	-	-	-	-	-	-	-
Vancouver, WA
Minnehaha Meadows	146	(146)	-	-	-	-	-	-	-
Vancouver, WA
Kings Landing	354	(354)	190	(133)	-	-	-	-	57
Creve Coeur, MO
Turtle Creek	305	(305)	-	-	-	-	-	-	-
Fenton, MO
Lubbock MOB	864	(347)	-	-	-	-	-	-	517
Lubbock, TX
Pohlig	242	(242)	-	-	-	-	-	-	-
Richmond, VA
Columbus	4,215	(3,378)	1,026	(385)	(1,630)	792	-	-	640
Columbus, OH
The Hamptons	344	(344)	-	-	-	-	-	-	-
Virginia Beach, VA
Total	$13,317	$(9,002)	$2,084	$(600)	$(1,773)	$917	$6,348	$(1,058)	$10,233

F-19

The following table presents the Company’s intangible lease assets and liabilities as of December 31, 2023:

Description of Property	Intangible Lease Asset	Amortized Intangible Lease Asset	Lease Commissions	Amortized Lease Commissions	Intangible Lease Liability	Amortized Intangible Lease Liability	Real Estate Tax Abatement	Amortized Real Estate Tax Abatement	Total
The Acropolis	$4,083	$(636)	$181	$(2)	$(110)	$46	$-	$-	$3,562
Beavercreek, OH
Columbia Square	1,466	(558)	118	(8)	(33)	9	-	-	994
Cincinnati, OH
Edison Apartments	294	(294)	-	-	-	-	-	-	-
Gresham, OR
Haverford Place	344	(344)	-	-	-	-	-	-	-
Georgetown, KY
Bentley Apartments	246	(246)	-	-	-	-	3,971	(596)	3,375
Grove City, OH
Roosevelt Commons	81	(81)	-	-	-	-	-	-	-
Vancouver, WA
Minnehaha Meadows	146	(146)	-	-	-	-	-	-	-
Vancouver, WA
Kings Landing	354	(354)	190	(95)	-	-	-	-	95
Creve Coeur, MO
Turtle Creek	305	(305)	-	-	-	-	-	-	-
Fenton, MO
Lubbock MOB	864	(270)	-	-	-	-	-	-	594
Lubbock, TX
Pohlig	242	(242)	-	-	-	-	-	-	-
Richmond, VA
Columbus	4,215	(2,724)	801	(252)	(1,630)	638	-	-	1,048
Columbus, OH
The Hamptons	344	(344)	-	-	-	-	-	-	-
Virginia Beach, VA
La Privada Apartments	282	(282)	-	-	-	-	-	-	-
El Paso, TX
Total	$13,266	$(6,826)	$1,290	$(357)	$(1,773)	$693	$3,971	$(596)	$9,668

F-20

As of both December 31, 2024 and 2023, the amortization period for the intangible lease assets ranges from 3 months to 13.5 years. At December 31, 2024 and 2023, accumulated amortization of intangible lease assets was $9,284 and $6,826, respectively. The unamortized balance of intangible lease assets, at December 31, 2024 and 2023 was $4,315 and $6,440, respectively. At December 31, 2024 and 2023, accumulated amortization of lease commissions was $600 and $357, respectively. The unamortized balance of lease commissions, at December 31, 2024 and 2023, was $1,484 and $933, respectively. At December 31, 2024 and 2023, accumulated amortization of real estate tax abatement was $1,058 and $596, respectively. The unamortized balance of real estate tax abatement, at December 31, 2024 and 2023, was $5,290 and $3,375, respectively. For the years ended December 31, 2024 and 2023, the Company recognized amortization expense of $3,165 and $2,200, respectively.

At December 31, 2024 and 2023, accumulated amortization of below-market lease liabilities was $917 and $693, respectively. The unamortized balance of below-market lease liabilities, at December 31, 2024 and 2023 was $856 and $1,080, respectively. For the years ended December 31, 2024 and 2023, the Company recorded amortization expense in real estate income of $224 and $206, respectively, in the consolidated statements of operations. As of December 31, 2024, the Company determined that the La Privada Apartments should be classified as held for sale. Therefore, the La Privada Apartments is not included in the December 31, 2024 table above.

Minimum Future Rents and Amortization of Lease Intangible Assets

The multi-family rental properties owned at December 31, 2024 are principally leased under 12-month operating leases with tenant renewal rights. For office properties, the following table details the future minimum rents and amortization of intangible lease assets and liabilities over the next five years and thereafter:

Year Ending December 31, 2024	Future minimum lease payments	Amortization of intangible lease assets	Amortization of lease commissions	Amortization of intangible lease liabilities	Amortization of real estate tax abatement
2025	$8,230	$2,219	$300	$160	$502
2026	7,116	1,414	272	113	502
2027	5,913	209	241	95	502
2028	5,281	209	138	92	502
2029	4,084	133	102	92	502
Thereafter	12,239	131	431	304	2,780
Total	$42,863	$4,315	$1,484	$856	$5,290

Note 5 – Marketable Securities

As of December 31, 2024, the Company held one investment in an exchange traded fund for a total cost of $2,599. The table below summarizes the assets measured at fair value on a recurring basis and their respective position level in the fair value hierarchy:

		Fair value measurements at the reporting date using:
		Quoted prices in active markets for identical assets	Significant observable inputs	Significant unobservable inputs
Description	Total	(Level 1)	(Level 2)	(Level 3)
Investment in exchange traded fund	$2,502	$2,502	$-	$-
Investment in marketable securities	$2,502	$2,502	$-	$-

F-21

As of December 31, 2023, the Company held one investment in an exchange traded fund and two investments in U.S. treasury bills (“U.S. T-bills”) for a total cost of $12,688. The table below summarizes the assets measured at fair value on a recurring basis and their respective position level in the fair value hierarchy:

		Fair value measurements at the reporting date using:
		Quoted prices in active markets for identical assets	Significant observable inputs	Significant unobservable inputs
Description	Total	(Level 1)	(Level 2)	(Level 3)
Investment in exchange traded fund	$2,387	$2,387	$-	$-
Investments in U.S. T-bills (3 months or less)	10,090	10,090	-	-
Investment in marketable securities	$12,477	$12,477	$-	$-

The unrealized (gain) loss on investment in marketable securities included in the consolidated statements of operations attributable to Level 1 measurements was $(115) and $14 for the years ended December 31, 2024 and 2023, respectively.

As of December 31, 2024, two U.S. T-bills purchased during 2023 matured for gross total proceeds of $10,130, of which $41 is recognized as interest income, reported in the consolidated statements of operations.

During 2023, the Company purchased eight U.S. T-bills at a cost of $35,447 and six U.S. T-bills matured for gross total proceeds of $25,718, of which $270 is recognized as interest income, reported in the consolidated statements of operations.

Note 6 – Borrowings

Mortgages Payable

The following table details the Mortgages payable, net, balances per the consolidated balance sheets:

December 31, 2024
Mortgages payable, gross (1)	$230,652
Unamortized deferred financing costs	(2,935)
Unamortized discount	(2,267)
Mortgages payable, net	$225,450

December 31, 2023
Mortgages payable, gross	$226,376
Unamortized deferred financing costs	(1,788)
Unamortized discount	(1,626)
Mortgages payable, net	$222,962

(1)	Included in the mortgages payables tables above is the RM La Privada LLC mortgage loan held for sale as of December 31, 2024. As of December 31, 2024, the mortgages payable held for sale is $10,071, unamortized deferred financing costs on mortgages payable held for sale of $87, reported as mortgages payable, net held for sale of $9,984.

F-22

Scheduled principal repayments during the next five years and thereafter are as follows:

Year Ending December 31,	December 31, 2024
2025	$42,995
2026	2,126
2027	17,945
2028	10,916
2029	61,426
Thereafter	95,244
Total	$230,652

The Company presents unamortized deferred financing costs as a direct deduction from the carrying amount of the related debt liability.

The details of the mortgages payable as of December 31, 2024 are as follows:

Description of Property	Originated Principal	Loan Originated date	Maturity Date	Interest type		Interest Rate	Amortization Start Date	Principal Balance as of December 31, 2024
223 E Town Apartments	$14,089	2/5/2019	3/1/2029	Fixed		4.93%	3/31/2024	$13,942
Columbus, OH
The Acropolis	19,370	(1)	9/1/2045	Fixed		4.63%	(1)	18,648
Beavercreek, OH
Columbia Square	8,870	8/23/2022	9/1/2029	Fixed		4.95%	8/31/2025	9,105
Cincinnati, OH
Edison Apartments	11,545	3/30/2022	4/1/2032	Fixed		3.58%	4/1/2032	11,545
Gresham, OR
Haverford Place	20,914	2/2/2022	3/1/2032	Fixed		3.24%	4/1/2027	20,914
Georgetown, KY
Bentley Apartments	21,140	10/13/2021	11/1/2031	Fixed		3.43%	12/1/2025	21,140
Grove City, OH
Roosevelt Commons	8,076	9/20/2021	9/30/2028	Fixed		2.68%	9/30/2028	8,076
Vancouver, WA
Minnehaha Meadows	12,065	9/20/2021	10/31/2031	Fixed		2.95%	11/1/2026	12,065
Vancouver, WA
Kings Landing(2)	22,636	8/9/2024	9/1/2029	Fixed	(3)	5.28%	9/1/2026	22,636
Creve Coeur, MO
Turtle Creek	18,900	1/27/2021	2/1/2031	Fixed		3.33%	3/1/2026	18,900
Fenton, MO
Pohlig	10,829	11/19/2020	12/1/2027	Fixed		3.37%	1/1/2024	10,624
Richmond, VA
Lubbock MOB	5,845	6/26/2020	6/15/2027	Fixed		4.15%	7/1/2020	5,357
Lubbock, TX
Columbus	33,636	11/1/2019	2/15/2025	SOFR+ 250 BPS	(4)	7.14%	-	31,780
Columbus, OH
The Hamptons	15,850	10/9/2019	11/6/2029	Fixed		4.03%	-	15,850
Virginia Beach, VA
La Privada Apartments	10,070	5/31/2019	6/6/2029	Fixed		4.89%	-	10,070
El Paso, TX
Total	$233,835	-	-	-		-	-	$230,652

F-23

(1)	The Acropolis mortgage payable comprises two notes. The first note, dated August 17, 2020, in the amount of $12,560, was assumed by The Acropolis upon acquisition (the “Original Note”), and the second note, dated June 9, 2023, in the amount of $6,810, was an additional advance to the Original Note (the “Advance Note” and with the Original Note, the “Notes”). The Original Note has a fixed interest rate of 3.750% and is fully amortizing. The Advance Note has a fixed interest rate of 6.375% and is fully amortizing. The Notes are coterminous and are subject to interest rate adjustments on September 1, 2030. The interest rate in the table reflects the blended interest rate of the Notes.
(2)	Subsequent to June 30, 2024, this property was recapitalized with a new senior loan, preferred equity investment and a member loan. The recapitalization paid off the existing lender and funded related closing costs as well as established reserves to fund working capital and capital improvements for the property. The property-owning entity entered into a senior loan from an unaffiliated lender in the amount of $22,636 (the “Kings Landing Loan”), which has a fixed interest rate of 5.28% and a term of 60 months with the first 24 months as interest only. A separate unaffiliated third-party lender also provided preferred equity in the amount of $7,727 (the “Preferred Equity”), which has a term of 60 months with a fixed interest rate of 14% per annum, with a current pay portion of 6% in years one and two and 7% thereafter. In connection with the recapitalization, we made a $3,200 unsecured loan (the “Additional Loan”) to the property-owning entity, which has a term of 120 months with a fixed interest rate of 17% per annum, with no current pay requirement. The Additional Loan was subsequently increased to $3,318 on September 16, 2024. Any unpaid interest accrues until maturity.
(3)	Interest on this mortgage payable transitioned away from LIBOR effective June 6, 2023 to 1 Month USD-SOFR CME Term until maturity. Following the recapitalization of this property subsequent to June 30, 2024, as noted in footnote (2) above, each of the Kings Landing Loan, Preferred Equity and Additional Loan has a fixed interest rate.
(4)	Interest on this mortgage payable transitioned away from LIBOR to SOFR effective November 1, 2023 in connection with the 1-year extension which extended the maturity date to November 1, 2024.The loan was extended to February 15, 2025. The loan matured on February 15, 2025, and the Company is assessing multiple options, including but not limited to extending and/or refinancing the existing mortgage and/or selling one or both of the assets in the portfolio.

The details of the mortgages payable as of December 31, 2023 are as follows:

Description of Property	Originated Principal	Loan Originated date	Maturity Date	Interest type		Interest Rate	Amortization Start Date	Principal Balance as of December 31, 2024
The Acropolis	$19,370	(1)	9/1/2045	Fixed		4.63%	(1)	$19,141
Beavercreek, OH
Columbia Square	8,870	8/23/2022	9/1/2029	Fixed		4.95%	8/31/2025	9,150
Cincinnati, OH
Edison Apartments	11,545	3/30/2022	4/1/2032	Fixed		3.58%	4/1/2032	11,545
Gresham, OR
Haverford Place	20,914	2/2/2022	3/1/2032	Fixed		3.24%	4/1/2027	20,914
Georgetown, KY
Bentley Apartments	21,140	10/13/2021	11/1/2031	Fixed		3.43%	12/1/2025	21,140
Grove City, OH
Roosevelt Commons	8,076	9/20/2021	9/30/2028	Fixed		2.68%	9/30/2028	8,076
Vancouver, WA
Minnehaha Meadows	12,065	9/20/2021	10/31/2031	Fixed		2.95%	11/1/2026	12,065
Vancouver, WA
Kings Landing(2)	29,614	7/28/2021	8/6/2024	LIBOR+ 315 BPS	(3)	8.64%	-	33,500
Creve Coeur, MO
Turtle Creek	18,900	1/27/2021	2/1/2031	Fixed		3.33%	3/1/2026	18,900
Fenton, MO
Pohlig	10,829	11/19/2020	12/1/2027	Fixed		3.37%	1/1/2024	10,829
Richmond, VA
Lubbock MOB	5,845	6/26/2020	6/15/2027	Fixed		4.15%	7/1/2020	5,472
Lubbock, TX
Columbus	33,636	11/1/2019	11/1/2024	LIBOR+ 250 BPS	(4)	7.80%	-	29,724
Columbus, OH
The Hamptons	15,850	10/1/2019	11/6/2029	Fixed		4.03%	-	15,850
Virginia Beach, VA
La Privada Apartments	10,070	5/31/2019	6/6/2029	Fixed		4.89%	-	10,070
El Paso, TX
Total	$226,724	-	-	-		-	-	$226,376

F-24

(1)	The Acropolis mortgage payable comprises two notes. The first note, dated August 17, 2020, in the amount of $12,560, was assumed by The Acropolis upon acquisition (the “Original Note”), and the second note, dated June 9, 2024, in the amount of $6,810, was an additional advance to the Original Note (the “Advance Note” and with the Original Note, the “Notes”). The Original Note has a fixed interest rate of 3.750% and is fully amortizing. The Advance Note has a fixed interest rate of 6.375% and is fully amortizing. The Notes are coterminous and are subject to interest rate adjustments on September 1, 2030. The interest rate in the table reflects the blended interest rate of the Notes.
(2)	Subsequent to June 30, 2024, this property was recapitalized with a new senior loan, preferred equity investment and a member loan. The recapitalization paid off the existing lender and funded related closing costs as well as established reserves to fund working capital and capital improvements for the property. The property-owning entity entered into a senior loan from an unaffiliated lender in the amount of $22,636 (the “Kings Landing Loan”), which has a fixed interest rate of 5.28% and a term of 60 months with the first 24 months as interest only. A separate unaffiliated third-party lender also provided preferred equity in the amount of $7,727 (the “Preferred Equity”), which has a term of 60 months with a fixed interest rate of 14% per annum, with a current pay portion of 6% in years one and two and 7% thereafter. In connection with the recapitalization, we made a $3,200 unsecured loan (the “Additional Loan”) to the property-owning entity, which has a term of 120 months with a fixed interest rate of 17% per annum, with no current pay requirement. The Additional Loan was subsequently increased to $3,318 on September 16, 2024. Any unpaid interest accrues until maturity.
(3)	Interest on this mortgage payable transitioned away from LIBOR effective June 6, 2024 to 1 Month USD-SOFR CME Term until maturity. Following the recapitalization of this property subsequent to December 31, 2024, as noted in footnote (2) above, each of the Kings Landing Loan, Preferred Equity and Additional Loan has a fixed interest rate.
(4)	Interest on this mortgage payable transitioned away from LIBOR to SOFR effective November 1, 2024 in connection with the 1-year extension which extended the maturity date to November 1, 2024.

Note 7 – Business Combinations and Asset Acquisitions

RM 223 E Town, LLC

On March 5, 2024, the Company acquired a 66.0% equity interest in 223 E Town Apartments, a special purpose entity (“SPE”) formed to acquire, renovate, own and operate 223 E Town Apartments, an apartment community located in Columbus, Ohio.

GAAP defines the acquiror in an asset acquisition as the entity that obtains control of the assets and establishes the acquisition date as the date that the acquiror achieves control. 223 E Town Apartments is considered a VOE, and the Company is deemed to have control rights, including substantial kick-out rights, and therefore, the joint venture’s controlling member.

F-25

GAAP requires an acquiror to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured by allocating the consideration to the relative fair values of the assets as of that date. The following table summarizes the consideration paid for 223 E Town Apartments and the relative fair value of the assets acquired and liabilities assumed recognized at the acquisition date:

March 5, 2024
Consideration
Cash (including transaction costs of $581 and debt proceeds of $14,089)	$18,647
Fair value of total consideration transferred	$18,647

Recognized amounts of identifiable assets acquired and liabilities assumed
Land	$1,844
Buildings, site improvements and tenant improvements	14,015
Intangible lease asset and Real Estate tax abatement	2,711
Escrow, deposits and other assets	77
Total identifiable net assets	$18,647

RICORE Acropolis, LLC

On June 9, 2023, the Company acquired a 74.2% equity interest in The Acropolis, a SPE formed to acquire, renovate, own and operate The Acropolis, an office located in Beavercreek, Ohio.

GAAP defines the acquiror in an asset acquisition as the entity that obtains control of the assets and establishes the acquisition date as the date that the acquiror achieves control. The Acropolis is considered a VOE, and the Company is deemed to have control rights, including substantial kick-out rights, and therefore, the joint venture’s controlling member.

GAAP requires an acquiror to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured by allocating the consideration to the relative fair values of the assets as of that date. The following table summarizes the consideration paid for The Acropolis and the relative fair value of the assets acquired and liabilities assumed recognized at the acquisition date:

June 9, 2023
Consideration
Cash (including transaction costs of $762 and debt proceeds of $19,370)	$27,011
Fair value of total consideration transferred	$27,011

Recognized amounts of identifiable assets acquired and liabilities assumed
Land	$1,887
Buildings, site improvements and tenant improvements	21,151
Intangible lease asset	4,084
Intangible lease liability	(111)
Total identifiable net assets	$27,011

F-26

Note 8 – Related Party Arrangements

From time to time, unaffiliated and affiliated third parties will pay our Manager or an affiliate of our Manager one or more of the fees set forth below in connection with the investment and management of our equity investments. A portion of some of these fees are paid to personnel affiliated with our Manager or its affiliates, including officers of our Manager, Jilliene Helman and Eric Levy. Additionally, affiliates of our Manager and other personnel affiliated with our Manager, including Ms. Helman, may co-invest directly in an investment opportunity. These affiliates may be entitled to certain rights, fees and other incentives in connection with such co-investments. As a result of the above, the judgement of such affiliates may be influenced by their interests in such equity investments and co-investments, which interests may diverge from, and cause these affiliates to take actions contrary to, our best interests. The following fees are not paid directly by us, and we will not be entitled to these fees. There are instances in which we are the sole member and have control of a third-party entity in which we invest and which will pay the following fees. In addition, the following fees reduce the amount of funds that are invested in the underlying real estate and/or the amount of funds available to pay distributions to us, thereby reducing our returns in that particular investment.

The actual amounts of the following fees are dependent on, among other things, total invested equity, real estate transaction sizes, financing amounts, property income and performance, and distributable cash. We cannot determine these specific amounts at the present time.

●	Buyer’s Real Estate Brokerage Fee / Real Estate Due Diligence Fee / Real Estate Acquisition Fee – fee paid to our Manager or an affiliate of our Manager in an amount up to 3.0% of the total contract purchase price of the property.

●	Financing Coordination Fee and Credit Guarantee Fee – fee paid to an affiliate of or personnel affiliated with our Manager in an amount up to 1.0% of the financing amount in the event that an affiliate or officer of our Manager provides services in connection with arranging the debt or provides a credit guarantee in connection with the financing.

●	Property-Level Asset Management Fee – fee paid to our Manager or an affiliate of our Manager in an amount equal to an annualized 1.5% of Effective Gross Income (as defined below) that will be paid monthly to the Manager for asset management services related to certain transactions. Effective Gross Income means a property’s potential gross rental income plus other income less vacancy and credit costs for any applicable period.

●

Seller’s Real Estate Brokerage Fee / Real Estate Disposition Fee – fee paid to our Manager or an affiliate of our Manager in an amount up to 2.0% of the contract sales price of a property in the event that an affiliate of our Manager or our Manager provides disposition services for the property.

●

Promoted Interest – interest paid to our Manager or an affiliate of our Manager in an undetermined amount of the entity’s distributable cash, after all other partners or members have been paid a (8.0% or higher) cumulative, non-compounded preferred return.

●

Construction Management/Capital Expenditure Management Fee – fee paid to our Manager or an affiliate of our Manager in an amount up to 5% of the aggregate expenditures in connection with services related to capital improvements.

F-27

From time to time, unaffiliated third parties will pay to an affiliate of our Manager, including, without limitation, Realty Mogul Commercial Capital, Co. (“RMCC”) or RM Communities, LLC (“RM Communities”) (each of RMCC and RM Communities is referred to herein as an “RM Originator”), one or more of the fees set forth below in connection with the origination, investment and management of real estate loans or preferred equity investments. The following fees are not paid directly by us, and we will not be entitled to these fees. In addition, the following fees reduce the amount of funds that are invested in the underlying real estate loans and preferred equity investments and/or the amount of funds available to pay distributions to us, thereby reducing our returns in that particular investment. The actual amount of the following fees are dependent on, among other things, the total loan or private equity transaction size, closing costs, financing amounts, and interest rates and payments. We cannot determine these specific amounts at the present time.

●	Origination Fee – fee paid to an affiliate of the Manager in an amount up to 3.0% of the financing amount.
●	Underwriting Fee – fee paid to an affiliate of the Manager in an amount up to 1.0% of the financing amount.

●	Extension Fee – fee paid to an affiliate of the Manager in an amount up to 1.0% of the financing amount per loan extension.

●	Modification Fee – fee paid to an affiliate of the Manager in an amount up to 1.0% of the financing amount per loan modification.

●	Default Interest – interest paid to an affiliate of the Manager as defined under the loan agreement.

●	Prepayment Penalties – amount paid to an affiliate of the Manager where each prepayment penalty is based on the amount of interest that would have accrued on the principal amount of the loan or preferred equity investment at the time of prepayment during the period commencing on the prepayment date and ending on the prepayment penalty period end date.

●	Exit Fee – fee paid to an affiliate of the Manager in an amount (i) up to 1.0% upon payoff or (ii) calculated as a percentage of the financing amount or outstanding loan balance per extension.
●	Reimbursement of Closing Costs – expenses reimbursed in connection with closing of a loan or preferred equity investment.

RM Adviser, LLC, Manager

Subject to certain restrictions and limitations, the Manager is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making investments on behalf of the Company.

The Manager and certain affiliates of the Manager receive fees and compensation in connection with the Company’s public offering, and the acquisition and management of the Company’s real estate investments. For certain investments, the Manager is also entitled to receive a promoted interest in an undetermined amount of the entity’s distributable cash, after all other partners or members have been paid an agreed upon (8.0% or higher) cumulative, non-compounded preferred return. A portion of these fees may be paid to personnel affiliated with our Manager, including officers of our Manager, Jilliene Helman and Eric Levy. These fees will be paid by the particular SPE and not by us, and we will not be entitled to these fees. Although the SPE pays these fees, there are instances in which we are the sole member, and have control, of the SPE in connection with an investment in an equity asset.

For the year ended December 31, 2024, $2 and $1, respectively, was paid to the Manager for property-level asset management services related to La Privada Apartments and The Hamptons Apartments. For the year ended December 31, 2023, $27 and $14, respectively, was paid to the Manager for property-level asset management services related to La Privada Apartments and The Hamptons Apartments.

F-28

The Manager will be reimbursed for organization and offering expenses incurred in conjunction with the Second Follow-on Offering. The Company will reimburse the Manager for third-party organization and offering costs it incurs on our behalf. This does not include the Manager’s overhead, employee costs borne by the Manager, utilities or technology costs. Expense reimbursements payable to the Manager also may include expenses incurred by the Sponsor in the performance of services pursuant to a shared services agreement between the Manager and the Sponsor, including any increases in insurance attributable to the management or operation of the Company.

As of December 31, 2024 and 2023, the Company owed its Manager $19 and $40, respectively, in deferred offering costs. As of December 31, 2024 and 2023, $3,847 and $3,663, respectively, in offering costs were amortized against members’ equity, which represents the ratable portion of proceeds raised to date to the total amount of proceeds expected to be raised from the Offerings. During the year ended December 31, 2024, $390 of deferred offering costs were repaid to the Manager.

The Company pays the Manager a monthly asset management fee equal to an annualized rate of 1.0% of total equity value, payable in arrears. For purposes of this fee, total equity value equals (a) our then-current NAV per share, multiplied by (b) the number of our common shares then outstanding. During the years ended December 31, 2024 and 2023, $1,078 and $1,208, respectively, of asset management fees were charged by the Manager. As of December 31, 2024 and 2023, $77 and $98, respectively, of asset management fees remained payable.

For the year ended December 31, 2023, $278 was paid to the Manager in connection with the acquisition of The Acropolis in 2023.

Realty Mogul Commercial Capital, Co.

The Company pays RMCC, an RM Originator, a servicing fee of 0.5% of the principal balance plus accrued interest of each loan or preferred equity investment and any applicable additional amounts associated with such investment for the servicing and administration of certain loans and investments held by us. An RM Originator may decide to enter into a servicing agreement with an unaffiliated third party to service and administer the loans and preferred equity investments held by us, and pay for any expenses incurred in connection with standard subservicing thereunder out of the servicing fee paid to it by us. The servicing agreement will define the terms of the servicing arrangement as well as the amount of the servicing fee that is paid by the RM Originator to the unaffiliated third party. The servicing fee is calculated as an annual percentage of the principal balance of the debt or preferred equity investment plus accrued interest and any applicable additional amounts associated with such investment, and is deducted at the time that payments on the asset are made. The fee is deducted in proportion to the split between accrued and current payments. Servicing fees payable by us may be waived at the RM Originator’s sole discretion. During each of the years ended December 31, 2024 and 2023, $17 was charged by an RM Originator. As of each of December 31, 2024 and 2023, $1 remained payable and are included in accounts payable and accrued expenses on the corresponding consolidated balance sheets.

The Company also pays an RM Originator a special servicing fee for any non-performing asset at an annualized rate of 1.0% of the original principal balance of a non-performing debt or preferred equity investment serviced by such RM Originator and any additional amounts associated with such investment. Whether an investment is deemed to be non-performing is in the sole discretion of our Manager. As of December 31, 2024 and 2023, there were no special servicing fees paid to an RM Originator.

The Company may pay a prepayment penalty to an RM Originator, which is based on the amount of interest that would have accrued on the principal amount of the loan or preferred equity investment at the time of prepayment during the period commencing on the prepayment date and ending on the prepayment penalty period end date.

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RM Communities, LLC

RM Communities is a subsidiary of Realty Mogul, Co. For the year ended December 31, 2024, acquisition fees in the amount of $392 were paid to RM Communities in connection with the acquisitions of 223 E Town Apartments.

For the year ended December 31, 2024, $275 was paid to RM Communities for property-level asset management services related to Turtle Creek, Kings Landing, Roosevelt Commons, Minnehaha Meadows, Bentley Apartments, Haverford Place, Edison Apartments, 223 E Town Apartments, La Privada Apartments and The Hamptons Apartments. For the year ended December 31, 2023, $207 was paid to RM Communities for property-level asset management services related to Turtle Creek, Kings Landing, Roosevelt Commons, Minnehaha Meadows, Bentley Apartments, Haverford Place and Edison Apartments.

For the year ended December 31, 2024, $119 was paid to a subsidiary of RM Communities for promote interest related to Turtle Creek and Bentley, of which $89 was paid to RM Communities, $6 was paid to Eric Levy and $24 was paid to Jilliene Helman. For the year ended December 31, 2023, $49 was paid to a subsidiary of RM Communities for promote interest related to Turtle Creek and Minnehaha Meadows, of which $37 was paid to RM Communities, $2 was paid to Eric Levy, and $10 was paid to Jilliene Helman.

Realty Mogul, Co. and Affiliates

If the Company has insufficient funds to acquire all or a portion of a loan or other investment, then it may obtain a related party loan from an RM Originator or one of its affiliates on commercially reasonable terms. Our second amended and restated limited liability company agreement, as amended, authorizes us to enter into related party loans. Related party loans that, in the aggregate, do not exceed $20,000 and do not carry an interest rate that exceeds the then current applicable prime rate with respect to such loans, can be entered into without the approval of our board of managers. All other related party loans would require prior approval from our board of managers. However, neither Realty Mogul, Co. nor its affiliates are obligated to make a related party loan to the Company at any time.

In 2019, an entity managed by an affiliate of Realty Mogul, Co. acquired an approximate 24.2% interest in Columbus. The entity’s equity investment in Columbus was $3,000 as of December 31, 2024 and 2023.

In 2021, a group of individual retail investors invested in an offering sponsored by an affiliate of Realty Mogul, Co. and acquired an approximate 27.7% interest in Turtle Creek. The individual investors’ equity investment in Turtle Creek was $2,300 as of December 31, 2024 and 2023.

In 2021, a group of individual retail investors invested in an offering sponsored by an affiliate of Realty Mogul, Co. and acquired an approximate 34.7% interest in Kings Landing. The individual investors’ equity investment in Kings Landing was $4,250 as of December 31, 2024 and 2023.

In 2021, a group of individual retail investors invested in an offering sponsored by an affiliate of Realty Mogul, Co. and acquired an approximate 37.4% interest in Roosevelt Commons. The individual investors’ equity investment in Roosevelt Commons was $1,916 as of December 31, 2024 and 2023.

In 2021, a group of individual retail investors invested in an offering sponsored by an affiliate of Realty Mogul, Co. and acquired an approximate 35.1% interest in Minnehaha Meadows. The individual investors’ equity investment in Minnehaha Meadows was $1,820 as of December 31, 2024 and 2023.

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In 2021, a group of individual retail investors invested in an offering sponsored by an affiliate of Realty Mogul, Co. and acquired an approximate 28.3% interest in Bentley Apartments. The individual investors’ equity investment in Bentley Apartments was $3,150 as of December 31, 2024 and 2023.

In 2022, a group of individual retail investors invested in an offering sponsored by an affiliate of Realty Mogul, Co. and acquired an approximate 37.7% interest in Haverford Place. The individual investors’ equity investment in Haverford Place was $5,450 as of December 31, 2024 and 2023.

In 2022, a group of individual retail investors invested in an offering sponsored by an affiliate of Realty Mogul, Co. and acquired an approximate 42.1% interest in Edison Apartments. The individual investors’ equity investment in Edison Apartments was $4,000 as of December 31, 2024 and 2023.

In 2024, a group of individual retail investors invested in an offering sponsored by an affiliate of Realty Mogul, Co. and acquired an approximate 34.0% interest in 223 E Town Apartments. The individual investors’ equity investment in 223 E Town Apartments was $2,305 as of December 31, 2024.

Joint Venture Partners and Affiliates of Joint Venture Partners

For the years ended December 31, 2024 and 2023, the Company incurred an aggregate of $1,166 and $1,032, respectively, to its joint venture partners and affiliates of its joint venture partners of its consolidated joint ventures for management, acquisition and guaranty fees, of which $133 and $124, respectively, are included in asset management fees and $1,033 and $908, respectively, are included in real estate expenses on the consolidated statements of operations. The aforementioned fees exclude fees earned by RealtyMogul, Co. and affiliates, including our Manager, RM Communities, our Sponsor, RMCC and others.

RM Sponsor, LLC, Shareholder and Sponsor

Our Sponsor, RM Sponsor, LLC, is a shareholder of the Company and held 333 and 313 common shares, respectively, as of December 31, 2024 and 2023.

Board of Managers

The charter of our board of managers provides that our board of managers will consist of at least two members appointed by the Manager, a majority of which must be “independent.” “Independent” means an individual who satisfies all applicable criteria for independence established by the SEC and the New York Stock Exchange. Our Manager may, in its sole discretion, at any time and from time to time increase or decrease (to a number not less than two) the size of the board of managers. All members of the board of managers shall have a working familiarity with the Company’s standards and practices. The members of the board of managers are appointed by our Manager and shall serve until their successors are duly appointed and qualify. Any manager may resign at any time and may be removed at any time by our Manager, in its sole discretion. Any vacancy created by the resignation, removal, death, adjudicated incompetence or other incapacity as a manager may be filled by the Manager. Any manager appointed to fill a vacancy shall serve until his or her successor is duly assigned and qualifies. Our Manager shall, or shall delegate to the members of the board of managers the responsibility to, designate one member of the board of managers to serve as chairperson of the board of managers.

The members of our board of managers will not be required to devote all of their time to our business and only are required to devote the time to our affairs as their duties reasonably require. We expect that our board of managers will meet on a regular basis at least four times annually, or more often as it deems necessary or appropriate, in its judgment, either in person, telephonically or by video conference, and at such times and places as the board of managers determines.

The Board of Managers shall be indemnified by the Company to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the Company and reasonable counsel fees and disbursements on a solicitor and client basis) arising from the performance of any of their duties or obligations in connection with their service to the Company, or any investment made or held by the Company.

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As of the date of this Annual Report, the members of our board of managers are as follows:

Name	Age	Position
Jilliene Helman	38	Manager
Flynann Janisse	55	Independent Manager
Louis S. Weeks III	71	Independent Manager

Jilliene Helman has served on our board of managers since August 2024. She has served as our Manager’s Chief Executive Officer since its inception in March 2016 and previously served as its Chief Financial Officer from October 2018 to February 2022. Since May 2012, Ms. Helman has served as the Chief Executive Officer and a director of Realty Mogul, Co., where she is responsible for Realty Mogul, Co.’s strategic direction and operations.

Flynann Janisse has served as one of our independent managers since August 2024. She has also served as an independent director of RealtyMogul Apartment Growth REIT, Inc. since July 2017.

Louis S. Weeks III has served as one of our independent managers since August 2024. Prior to our Manager’s appointment of our board of managers, Mr. Weeks served as our Independent Representative from January 2021 until August 29, 2024. He has also served as an independent director of RealtyMogul Apartment Growth REIT, Inc. since July 2017.

Executive Officers of Our Manager

As of the date of the filing of this Annual Report, the executive officers of our Manager and their positions and offices are as follows:

Name	Age	Position
Jilliene Helman	38	Chief Executive Officer
Eric Levy	38	Managing Director
Erik Hansen	42	Chief Compliance Officer
Kevin Moclair	52	Chief Accounting Officer

Jilliene Helman has served as Chief Executive Officer of our Manager since its inception in March 2016 and served as its Chief Financial Officer from October 2018 to February 2022. Ms. Helman has served as the Chief Executive Officer and a director of Realty Mogul, Co. since May 2012.

Eric Levy has served as Managing Director of our Manager since April 2024. Previously, he served as our Manager’s Vice President, Portfolio Manager from January 2019 to March 2024. Mr. Levy has served as a Managing Director, Asset Management of Realty Mogul, Co. since April 2024. Previously, he served as Vice President, Asset Management of Realty Mogul, Co. from October 2017 to March 2024.

Erik Hansen has served as Chief Compliance Officer of our Manager since February 1, 2025.

Kevin Moclair has served as Chief Accounting Officer of our Manager since February 2022.

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Note 9 – Stock Award

For both years ended December 31, 2024 and 2023, the Company issued 1,000 common shares each to Mr. Levy, Ms. Helman and our independent representative. Compensation expense in the amount of $30 and $32, respectively, was recorded in 2024 and 2023, based on the offering price at the time of issuance of $10.05 and $10.73 per share, respectively, which approximates fair value.

Note 10 – Economic Dependency

Under various agreements, the Company has engaged or will engage the Manager and its affiliates to provide certain services that are essential to the Company, including asset management services, asset acquisition and disposition decisions, the sale of the Company’s common shares available for issue, as well as other administrative responsibilities for the Company including accounting services and investor relations. As a result of these relationships, the Company is dependent upon the Manager and its affiliates. In the event that these companies are unable to provide the Company with the respective services, the Company would be required to find alternative providers of these services.

Note 11 – Commitments and Contingencies

Legal Proceedings

As of December 31, 2024, we are not currently named as a defendant in any active or pending litigation. However, it is possible that the Company could become involved in various litigation matters arising in the ordinary course of our business. Although we are unable to predict with certainty the eventual outcome of any litigation, management is not aware of any litigation likely to occur that we currently assess as being significant.

Note 12 - Subsequent Events

Events that occur after the consolidated balance sheets date, but before the consolidated financial statements were available to be issued, must be evaluated for recognition or disclosure. The effects of subsequent events that provide evidence about conditions that existed at the balance sheets date are recognized in the accompanying consolidated financial statements. Subsequent events which provide evidence about conditions that existed after the consolidated balance sheets date require disclosure in the accompanying notes. Management has evaluated the activity of the Company through April 28, 2025, the date the consolidated financial statements were issued, and noted no events that provided evidence of conditions that existed on the balance sheets date that were not properly recorded or required disclosure.

Sale of Real Estate Investment

On May 31, 2019, we acquired a $4,748 joint venture limited partnership equity investment in RM La Privada, LLC (the “La Privada”) in connection with the acquisition and renovation of La Privada Apartments, a Class B multifamily apartment complex in El Paso, Texas. On March 20, 2025, the La Privada Apartments was sold for a price of $18,300. In connection with the sale of the La Privada Apartments, a disposition fee was paid to Realty Mogul Commercial Capital, Co in the amount of $275 and a promote was paid to RM Communities, LLC and Jilliene Helman in the amount of $482 and $121, respectively.

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Item 8. Exhibits

INDEX OF EXHIBITS

Exhibit No.	Description
2.1	Amended and Restated Certificate of Formation (incorporated by reference to Exhibit 2.1 to the Company’s Offering Statement on Form 1-A, filed on July 19, 2016)
2.2	Second Amended and Restated Limited Liability Company Agreement of RealtyMogul Income REIT, LLC (incorporated by reference to Exhibit 2.2 to the Company’s Offering Statement on Form 1-A/A, filed on August 5, 2016)
2.3	First Amendment to the Second Amended and Restated Limited Liability Company Agreement of RealtyMogul Income REIT, LLC (incorporated by reference to Exhibit 2.3 to the Company’s Offering Statement on Form 1-A/A, filed on January 18, 2019)
2.4	Second Amendment to the Second Amended and Restated Limited Liability Company Agreement of RealtyMogul Income REIT, LLC (incorporated by reference to Exhibit 2.4 to the Company’s Offering Statement on Form 1-A POS, filed on December 20, 2019)
2.5	Third Amendment to the Second Amended and Restated Limited Liability Company Agreement of RealtyMogul Income REIT, LLC (incorporated by reference to Exhibit 2.5 to the Company’s Offering Statement on Form 1-A POS, filed on June 19, 2020)
2.6	Fourth Amendment to the Second Amended and Restated Limited Liability Company Agreement of RealtyMogul Income REIT, LLC (incorporated by reference to Exhibit 2.6 to the Company’s Offering Statement on Form 1-A POS, filed on June 17, 2021)
2.7	Fifth Amendment to the Second Amended and Restated Limited Liability Company Agreement of RealtyMogul Income REIT, LLC (incorporated by reference to Exhibit 2.7 to the Company’s Offering Statement on Form 1-A, filed on May 6, 2022)
2.8	Sixth Amendment to the Second Amended and Restated Limited Liability Company Agreement of RealtyMogul Income REIT, LLC (incorporated by reference to Exhibit 2.8 to the Company’s Offering Statement on Form 1-SA, filed on September 27, 2024)
4.1	Form of Subscription Agreement (incorporated by reference to Exhibit 4.1 to the Company’s Offering Statement on Form 1-A POS, filed on April 9, 2024)
4.2	Distribution Reinvestment Plan (incorporated by reference to Exhibit 4.2 to the Company’s Offering Statement on Form 1-A POS, filed on December 22, 2016)
6.1+	Loan Servicing Agreement between RealtyMogul Income REIT, LLC and Realty Mogul, Co. (incorporated by reference to Exhibit 6.1 to the Company’s Offering Statement on Form 1-A, filed on July 19, 2016)
6.2+	Amended and Restated Loan Servicing Agreement between RealtyMogul Income REIT, LLC and Realty Mogul Commercial Capital, Co. (incorporated by reference to Exhibit 6.2 to the Company’s Offering Statement on Form 1-A POS, filed on December 20, 2019)
6.3	License Agreement between RealtyMogul Income REIT, LLC and Realty Mogul, Co. (incorporated by reference to Exhibit 6.3 to the Company’s Offering Statement on Form 1-A, filed on July 19, 2016)
6.4	Shared Services Agreement between RM Adviser, LLC and Realty Mogul, Co. (incorporated by reference to Exhibit 6.4 to the Company’s Offering Statement on Form 1-A, filed on July 19, 2016)
6.5	Form of Master Technology and Services Agreement among RM Technologies, LLC, RM Sponsor, LLC and RealtyMogul Income REIT, LLC (incorporated by reference to Exhibit 6.5 to the Company’s Offering Statement on Form 1-A POS, filed on April 9, 2024)
6.6+	Master Loan Purchase Agreement between Realty Mogul, Co. and Realty Mogul Commercial Capital, Co. and RealtyMogul Income REIT, LLC (incorporated by reference to Exhibit 6.6 to the Company’s Offering Statement on Form 1-A/A, filed on August 5, 2016)
6.7+	First Amendment to Master Loan Purchase Agreement between Realty Mogul, Co. and Realty Mogul Commercial Capital, Co. and RealtyMogul Income REIT, LLC (incorporated by reference to Exhibit 6.7 to the Company’s Offering Statement on Form 1-A/A, filed on May 6, 2019)
10.1*	Power of Attorney

* Filed herewith.

+ Certain annexes, schedules, and exhibits to this Exhibit have been omitted. The Company hereby agrees to furnish a supplemental copy of any omitted annex, schedule, or exhibit to the U.S. Securities and Exchange Commission upon request.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RealtyMogul Income REIT, LLC

By: By:	RM Adviser, LLC, its Manager /s/ Kevin Moclair
Name:	Kevin Moclair
Title:	Chief Accounting Officer (Principal Financial and Accounting Officer)
Date:	April 28, 2025

Pursuant to the requirements of Regulation A, this Annual Report on Form 1-K has been signed below by the following persons on behalf of the issuer in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jilliene Helman	Chief Executive Officer of RM Adviser, LLC and Member of the Board of Managers	April 28, 2025
Jilliene Helman	(Principal Executive Officer)

/s/ Kevin Moclair	Chief Accounting Officer of RM Adviser, LLC	April 28, 2025
Kevin Moclair	(Principal Financial and Accounting Officer)

*	Member of the Board of Managers	April 28, 2025
Flynann Janisse

*	Member of the Board of Managers	April 28, 2025
Louis S. Weeks III

By: /s/ Jilliene Helman, Attorney-in-Fact

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